UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYTTA CORP.
(Exact name of Registrant as specified in its charter)

Nevada	7389	98-0505761
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

5450 W Sahara Avenue, Suite 300A

Las Vegas, NV 89146

Telephone: (702) 900-7022

(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

NPC World Services Inc.

5450 W Sahara Avenue, Suite 300

Las Vegas, NV 89146

Telephone: (702) 866-2500

(Name, Address, and Telephone Number for Agent of Service)

Copies to:
BRUNSON CHANDLER & JONES, PLLC

Walker Center

175 S. Main Street, Suite 1410

Salt Lake City, UT 84111

Attn: Lance Brunson, Esq.
Telephone: (801) 303-5737

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company smaller reporting, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 (2)	44,600,000	$0.15	(3)	$6,690,000	$729.88

Total	44,600,000			$6,690,000	$729.88

________________

(1)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Shares of common stock issued and outstanding to be sold by the selling stockholders.
(3)

Based on the average of the high and low prices of the registrant’s common stock on June 24, 2021, in accordance with Rule 457(c). After our shares are either listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, the shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions, via a combination of these methods at market prices prevailing at the time of sale, or at negotiated prices.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED _______________, 2021

CYTTA CORP.

44,600,000 Shares

This prospectus relates to the offer for sale of up to 44,600,000 shares of our common stock by certain existing holders of the securities, referred to as “Selling Security Holders” throughout this document. The total number of shares registered in this prospectus is 44,600,000 shares of common stock. We will not receive any of the proceeds of this offering.

Our common stock is quoted on the OTC Link LLC alternative trading system (“OTC Link”), operated by OTC Markets Group, Inc., under the symbol “CYCA”. As of September 6, 2021, the last reported sale price for our common stock was $0.0925 per share. Prior to this offering, there has been a limited market for our securities. While our common stock is quoted on the OTC Link, there has been negligible trading volume, and the price at which the shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. The Company has determined the offering price based primarily on the limited historical trading of our common stock. There can be no assurance that the offering price bears any relation to the current fair market value of the common stock.

Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes for, our common stock. Any purchasers of our securities should be in a financial position to bear the risks of losing their entire investment.

The Selling Security Holders will be offering their shares of common stock at a price of $0.10 per share until our shares are either listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, and thereafter at prevailing market prices or privately negotiated prices. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. For more information regarding the Selling Security Holders, see the section titled “Selling Security Holders” herein.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: ___________________

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

ABOUT OUR COMPANY

Overview

Cytta Corp. (“Cytta”) was founded in 2006, and since 2014, Cytta has focused on developing and marketing video compression-based software and hardware products, using technology based upon the SUPR (Superior Utilization of Processing Resources) video compression codec/algorithm. Cytta currently develops, markets, and distributes proprietary video streaming products and services that improve how video is streamed, consumed, transferred, and stored in enterprise environments.

Cytta’s primary business focus is the development of video streaming products and services that utilize our SUPR compression codec/algorithm and our related industry experience. We design and develop innovative and effective video compression-based software, and hardware products utilizing our software and video-streaming technological knowledge. We also offer a combination of technical and consulting services, proprietary software products, hardware products utilizing our software and system integration team to meet the needs of customers. Cytta places extreme value on satisfying our customers’ needs with innovative well-engineered, high-quality products and service solutions.

Company Information

Our products and services include advanced video streaming systems, video/audio collaboration software, and integrated hardware systems utilizing both on-premise deployments or cloud-based deployments, that are delivered widely through a variety of flexible and interoperable technology deployment models. These models include software deployments, combined software/hardware deployments, utilizing either on-premises deployments, or cloud-based deployments. We have created advanced video compression systems, video/audio collaboration software, and integrated hardware systems to solve streaming problems in various markets.

The Company’s access to the SUPR Compression codec/algorithm enabled it to utilize the video streaming capabilities of this proprietary technology to develop new software and hardware technology, methodologies, and products. Our advanced video compression systems, video/audio collaboration software, and integrated hardware systems solve streaming problems in various markets. These products are being developed, sold, licensed, and serviced by Cytta today. Our access to this streaming technology has also created access to a network of people in the video streaming industry or those that utilize critical video streaming services that generate sales leads and ultimately revenue for Cytta.

Further company information, including a description of the Company’s products and customers, is found on page 26.

Use of Certain Defined Terms

Except as otherwise indicated by the context, references in this report to:

•	“Cytta,” “Cytta Corp.,” “we,” “us,” or “our,” “registrant,” “Successor” and the “Company” are references to the business of Cytta Corp.
•	“Securities Act” refers to the Securities Act of 1933, as amended, and “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

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Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Articles of Incorporation, Bylaws, and the relevant provisions of Chapter 78 of the Nevada Revised Statutes governing corporations, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find Us

Our corporate headquarters are located at 5450 W Sahara Avenue, Suite 300A, Las Vegas, Nevada, 89146. Our telephone number is (702) 900-7022.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Going Concern.

The Company sustained losses of $1,266,844 and $648,200 for the years ended September 30, 2020 and 2019, respectively. As of September 30, 2020 and 2019, the Company had an accumulated deficit of $20,181,368 and $18,914,524, respectively. These conditions factors raise substantial doubt that we will be able to continue operations as a going concern. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment.

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Our growth plan is based upon Management’s projection of what may happen in the future, and such predictions may not occur.

Our growth plan is based upon Management’s projections of estimated available cash flow, expenses, revenue, revenue over profit, earnings before interest, taxes and depreciation, sales cycle time and other measures of projected economic performance. These projections are made in Management’s view of what may happen in the future, and are not based upon historical projections. Projections or predictions of future events may not occur and actual results may differ materially from those expressed in or implied by such forward-looking statements.

Our lack of operating/sales history makes it difficult to evaluate our future prospects.

The Company was formed on May 30, 2006. Since July 2009, substantially all of the Company’s efforts have been devoted to designing and developing its technologies and products. The Company has currently generated limited sales revenue from the sale of its products. Accordingly, the Company has a limited operating history, which makes it difficult to evaluate the Company’s business and future prospects. An investor should consider and evaluate the Company’s prospects in light of the risks and uncertainties frequently encountered by companies introducing new products in intensely competitive markets.

Investors may lose their entire investment if we fail to implement our business plan.

Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. These risks include, without limitation, competition, the absence of ongoing revenue streams, a competitive market environment, and lack of brand recognition. If we fail to implement and create a base of operations for our proposed business, we may be forced to cease operations, in which case investors may lose their entire investment.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and OTC Link rules, and regulations governing our technologies and data protection are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Also, while there is limited regulation of our business at the state and federal level, any change to such regulation could adversely affect our business. Also, our clients are often tightly regulated governments or government agencies, and their ability to pay us or our ability to provide services may be impacted by changes in regulations and laws applying to them, which restrict the types of vendors they contract with. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our business may be materially impacted and our reputation may be harmed.

We will require additional financing to accomplish our business strategy.

We require substantial working capital to fund our business development plans, and we expect to experience significant negative cash flow from operations for at least the next six (6) months. We currently estimate that current available capital will be sufficient to meet our anticipated capital needs through September 30, 2021. Depending upon sales volume generated by our business during that time, we also anticipate the possibility of having to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business strategy. These additional funds likely will be raised through the issuance of Company’s securities in debt and/or equity financings. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for continuing our product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to the Company. Any such actions would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of the Company.

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Our success depends on the reception by market for our technology products.

Our ability to generate revenues will depend significantly on our ability to attract a sufficient number of users of the Company’s IGAN ICS and SUPR ISR video-compression products. If we are unable to successfully market our products to our target markets and gain a sufficient number of users, any future revenues will be significantly impacted. In addition, any factors adversely affecting the demand for, or market acceptance of, our products could materially reduce our revenues and result in adverse market perceptions of our Company and its products.

We face significant competition.

We believe that our success will depend heavily upon achieving market acceptance of our IGAN ICS and SUPR ISR compression products before our competitors introduce more advanced competing products. Current and new competitors, however, may be able to develop and introduce better or more desirable products in advance of us or at a lower cost. In addition, some of our current and potential competitors have longer and/or more established operating histories, greater industry experience, greater name recognition, established customer bases, and significantly greater financial, technical, marketing and other resources than we do. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and regulations, and our competitors’ innovations by continually working to improve the design of our products, enhancing our products, as well as improving and increasing our marketing and distribution channels. Increased competition could result in a decrease in the desirability of our products, a decrease in the use of our products by customers, loss of market share and brand recognition, and a reduction in the projected revenues from our products. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If we do not build brand awareness and brand loyalty, our business may suffer.

Due in part to the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning of our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable and desirable products at competitive rates, and customer perceptions of the value of our products. If our planned marketing efforts are ineffective or if customer perceptions change, we may need to increase our financial commitment to creating and maintaining brand awareness and loyalty among customers, which could divert financial and management resources from other aspects of our business or cause our operating expenses to increase disproportionately to our revenues. This would cause our business and operating results to suffer.

Our success depends in large part on the continuing efforts of a few individuals and our ability to attract, retain and motivate new personnel to expand our operations.

We depend substantially on the continued services and performance of our existing management team, and we do not currently have formal employment agreements with them, and there is no guarantee that they will continue to be employed by us in the future. The loss of services of any of our non-long term current management team could hurt our business and our financial condition, and results of operations could suffer. Our success also will depend on our ability to attract, hire, train, retain and motivate other skilled technical, managerial, sales and marketing, and business development personnel. Competition for such personnel is intense. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our ability to manage, maintain and expand our business could suffer.

Supply limitations may adversely affect our operations.

Our business strategy depends, to a significant extent, on the availability of relatively stable prices for costs of creative and technical contract workers used in the design, update and creation of our products. As a small company, we may not have much leverage in dealing with these third parties with respect to timeliness of delivery, costs, or quality or quantity of supplies or services. Our inability to acquire quality supplies or services in sufficient quantity and/or on a timely and/or cost-effective basis could materially adversely affect our financial performance.

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If we fail to protect our proprietary rights, our business will suffer.

Our success depends in significant part on our ability to develop and introduce innovative and competitive products. Our ability to compete and to achieve and maintain profitability depends significantly on our ability to protect our product designs through obtaining and enforcing patent rights, obtaining trademark and copyright protection, maintaining our trade secrets, and operating without infringing the intellectual property rights of others.

We also rely on trade secret protection for our confidential and proprietary information. The Company protects its trade secrets through access control as well as confidentiality and non-disclosure agreements with its employees, consultants and advisors. These agreements, however, may be breached, and the Company may not have adequate remedies for such a breach. In addition, the Company’s trade secrets may otherwise become known or be independently developed by competitors. Accordingly, it is uncertain whether the Company’s reliance on trade secret protection will be adequate to safeguard its confidential and proprietary information.

Our ability to obtain and defend our patent position and to maintain our trade secrets will have a significant effect on the success of the Company. Although we intend to pursue patent protection and to aggressively enforce any issued patent against infringement by third parties, our ability to do so is dependent on our financial condition. Such efforts usually are both time consuming and consume significant financial resources. If third parties either challenge the Company’s patents, claim ownership of any Company intellectual property (including but not limited to design patents), proceed to make competitive products using the Company’s patents or other intellectual property, or in any other way impinge on the Company’s proprietary rights, substantial Company resources, in both time and money, are likely to be consumed. If any infringement claims against the Company are resolved unfavorably to the Company, we could be (a) enjoined from manufacturing or selling our products, (b) required to pay damages, (c) required to develop new designs, and/or (d) required to acquire licenses to intellectual property that are the subject of the infringement claims. These licenses, if required, may not be available on acceptable or commercially reasonable terms, or at all. As a result, intellectual property claims, whether initiated by us against third parties or asserted against us by others, could have a material adverse effect on our business, financial condition and operating results.

A small group of Company officers and directors hold a majority of the control of the Company.

As of June 25, 2021, the Company’s executive officers and directors beneficially owned approximately 43% of the Company’s outstanding common stock. Additionally, we have issued 50,000 shares of Series D Preferred Stock to our CEO and member of the Board of Directors, Gary Campbell, which shares entitle Mr. Campbell to two-thirds of the total votes of all outstanding capital stock of the Company. By virtue of such stock ownership, our CEO is able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such directors or that such conflicts will be resolved in a manner favorable to the Company.

Our officers and directors may have conflicts of interest.

Our officers and directors will devote such time as they deem necessary to the business and affairs of the Company. In most companies, there are certain inherent conflicts between the officers and directors and the investors which cannot be fully mitigated. Our directors and officers have interests in other businesses, and/or provide consulting or other services for their individual benefit and account. Because the officers and directors will engage in operations independent of the Company, some of these activities may conflict with those of the Company. The officers and directors thus may be placed in the position where their decisions could favor their own operations or other operations with which they are associated over those of the Company. The officers and directors of the Company are free to engage generally in business for their own account in addition to any participation arising out of the Company’s activities.

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Our ability to protect our intellectual property is crucial to our operations.

Our success will depend in significant part on our ability to maintain intellectual property and maintain protection for our products and processes in order to preserve our trade secrets and proprietary technology and establish brand identity and to operate without infringing upon the patents, trademarks or proprietary rights of third parties in the United States and other countries. It is also possible that others could successfully sue the Company for violating their rights in such types of technology. In either case, such litigation can be expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small enterprise such as ours. It is also possible that our competitors will develop products using a technology that would provide the same end results, without violating our intellectual property rights. Failure to obtain or subsequent loss of our intellectual property protection could seriously harm our business.

Our products could become obsolete.

Technological obsolescence of our technologies and products is always a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies, or that they will not develop technologies and products that are more effective than any which we are developing or will develop. Our ability to compete will depend on the continued timely enhancement and development of technologies and products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.

Our initial product introductions could result in increased costs in the future.

Because we are still in the initial phase of introducing our initial SUPR and IGAN products to the market, we do not know whether there will be design defects or problems with programming, which we are not currently aware of but which could be identified by our customers, which problems could delay future sales, or result in product redesign, recall or repair, and, ultimately, loss of market share, and any of which could have a material adverse effect on our financial performance.

Difficult economic conditions could harm our business.

The coronavirus pandemic and consequent societal disruptions resulting therefrom could continue to adversely impact our operations, supply chains and distribution systems and demand for our products and services. Global, national, and local economic conditions continue to be challenging in the aftermath of the COVID-19 pandemic. Although the economy appears to be recovering in some areas of the USA and in some countries, it is not possible for us to predict the extent and timing of any improvement in economic conditions which would lead to greater demand for our software. A continued economic downturn could adversely impact our business in the future by causing a decline in demand for our software as our life science customers seek to cut costs, particularly if the economic conditions are prolonged or worsen. In addition, such poor economic conditions may adversely impact our access to capital, which is needed for us continue operations as we have relatively low levels of working capital.

For the nine months ended June 30, 2021, we had three customers that accounted for the majority of our revenues, and our business would be harmed were we to lose any of these customers.

For the nine months ended June 30, 2021, three (3) customers, accounted for approximately thirty-six percent (36%), thirty-six percent (36%) and twenty-eight percent (28%) of our revenues, respectively. As the Company is just beginning to sell its products, the loss of any one if these customers from a historical perspective would be significant.

These customers and details regarding our dealings with them are as follows:

Royal Marines Poole ($25,240 or 36% of our revenues). This customer prepaid for our production August 11, 2020, and the Company delivered the product in November 2020. There was no formal agreement with the customer; there was only a purchase order received from the customer. Accordingly, the customer may terminate our relationship with them at any time. We are working with the customer on potential future orders, which may or may not occur. Since we are at the initial stages of our revenue generation, the loss of this customer (if not replaced by a new customer) would have a material adverse effect on the Company's financial condition and results of operation.

Communications Research and EW ($25,240 or 36% of our revenues). This customer prepaid for our product on July 17, 2020, and the Company delivered the product in November 2020. There was no formal agreement with the customer; there was only a purchase order received from the customer. Accordingly, the customer may terminate our relationship with them at any time. We are working with the customer on potential future orders, which may or may not occur. Since we are at the initial stages of our revenue generation, the loss of this customer (if not replaced by a new customer) would have a material adverse effect on the Company's financial condition and results of operation.

UltiStat ($20,040 or 28% of our revenues). The Company has a reseller agreement with this customer, and pursuant to the agreement the Company provided services to the customer. Either party may terminate the agreement for cause. Since we are at the initial stages of our revenue generation, the loss of this customer (if not replaced by a new customer) would have a material adverse effect on the Company's financial condition and results of operation.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our customers, support them and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware or software failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain significant inaccuracies. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our participants and providers and hinder our ability to provide services, retain and attract participants, manage our participant risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.

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Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate participant needs and expectations, enhance the participant experience, act as a differentiator in the market and protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver technology systems that support our business processes in a cost-efficient and resource-efficient manner, including through maintaining relationships with third-party providers of technology. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater participant engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. Our failure to effectively invest in and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.

Our common shares will be subject to the “Penny Stock” Rules of the SEC, and the trading market in our securities will be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission (“SEC”) that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

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Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
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Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks;

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

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There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on the historic trading prices for our shares. The historic trading prices of our common stock are highly volatile and are not indicative of financial operating results. Similarly, there is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price, and the shares may never obtain a value equal to or greater than the offering price. Please review the financial and other information contained in this prospectus with qualified persons to determine the suitability of our shares as an investment before purchasing any shares in this offering.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

We have issued Series D Preferred Stock, whose holders have rights superior to investors in our Common Stock.

We have issued 50,000 shares of Series D Preferred Stock to our CEO and member of the Board of Directors, Gary Campbell. While each share of Series D Preferred Stock is convertible into one share of fully paid and non-assessable Common Stock, the Series D Preferred Stock is super-voting preferred stock. For so long as any shares of the Series D Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to two times the sum of all the number of shares of other classes of Company capital stock eligible to vote on all matters submitted to a vote of the stockholders of the Company, meaning that the holders of the Series D Preferred Stock have two-thirds of the total votes associated with the capital stock of the Company.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If an established market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues. In addition, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. Additionally, stocks traded on the OTC Link are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

We could potentially need to sell shares in the future, which would result in a dilution to our existing shareholders.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in Cytta is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required. The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders. The price of each share outstanding common share may decrease in the event we sell additional shares.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are “penny stocks” and are covered by Section 15(d) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers including: disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

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Current and future legal action would cause our costs to increase.

On November 24, 2020, Lee Skoblow (the “Plaintiff”) filed a complaint in the State District Court for Clark County, Nevada, naming Cytta as a Defendant. The Plaintiff contends that the Company had breached an agreement. On or about January 15, 2021, the Defendant filed an Answer and Counterclaim in the litigation and also contended that in fact the Plaintiff owed money to Cytta having breached an earlier services agreement, of limited scope and duration, and other obligations owed to Cytta, and was liable for defaming Cytta in various communications he had sent to certain persons or entities prior to his demand being asserted. Management intends to contest the matter vigorously.

Other than the above, there are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. However, the above legal proceeding and any other legal action in the future will result costs of defense that would be variable and would be expected to increase as compared to historic legal expenses incurred by the Company. Additionally, the Company anticipates a general increase in legal counsel cost going forward due to the increased compliance costs of running a public company and the legal work that may be necessary for implementing the Company’s business plan of expansion.

In the event of an investor’s life crisis, the Board may not buy back shares from the investor.

If crisis occurs, such as death of investor spouse or family member, at the request of the investor, Board of Directors may meet to discuss the possibility of buying back shares from investor, but is not required to do so.

All of these risks are uncertain, and there may be other risks that we have not identified.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all such risk factors before making an investment decision with respect to our Common Stock.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

Unless we file a registration statement on Form 8-A, which we have no obligation to file, we will not be a fully reporting company but will only comply with the limited reporting requirements of Exchange Act requiring us to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. We would not be required to furnish proxy statements to security holders, and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not “accredited investors,” excluding securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that unless we file a Form 8-A, access to information regarding our business and operations will likely be limited.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to limited reporting requirements of the Exchange Act identified above (i.e., annual, quarterly and material events). Except during the year that our registration statement becomes effective, even these limited reporting obligations would be automatically suspended under Section 15(d) of the Exchange Act if we have less than 500 shareholders and do not file a registration statement on Form 8-A (which we have no obligation to file). We would then no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more limited.

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EARNINGS TO FIXED CHARGES

In accordance with §229.10(f) and §229.503(d) of Regulation S-K promulgated under the Securities Act, a registrant, such as ourselves, that qualifies as a smaller reporting company need not comply with this item.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” ”expect,” ”anticipate,” ”estimate,” ”believe,” ”intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The Selling Security Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation blue sky registration and filing fees, and fees and expenses of our legal counsel and accountants.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock, and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

While there is no established public trading market for our common stock, our common stock is quoted on the OTC Link alternative trading system operated by OTC Markets Group, Inc., at the “Pink” level under the symbol “CYCA”.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

The range of high and low closing bid quotations for the Company's common stock during each quarter of the calendar years ended September 30, 2020, and 2019, and the interim quarters through June 30, 2021, is shown below, as quoted by http://finance.yahoo.com. Prices are inter-dealer quotations, without retail mark-up, markdown or commissions and may not represent actual transactions.

Stock Quotations

Quarter Ended	High	Low
December 31, 2018	0.031	0.012
March 31, 2019	0.04	0.011
June 30, 2019	0.052	0.023
September 30, 2019	0.054	0.025
December 31, 2019	0.035	0.012
March 31, 2020	0.031	0.016
June 30, 2020	0.048	0.02
September 30, 2020	0.17	0.037
December 31, 2020	0.097	0.07
March 31, 2021	0.179	0.047
June 30, 2021	0.243	0.1260

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Holders of Our Common Stock

As of September 27 , 2021, we had approximately 195 shareholders of record of our common stock and 296,236,627 shares of common stock issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

We have not adopted or approved an equity compensation plans, and there are no shares authorized for issuance under any such plans.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.10 per share until our shares are either listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, after which the shares offered hereunder may be sold by the Selling Security Holders from time to time in the open market, through privately negotiated transactions, or via a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

In determining the initial public offering price of the shares, we considered several factors including the following:

•	Our operational history;
•	Prevailing market conditions, including the history and prospects for the industry in which we compete;
•	Our future prospects;
•	Our capital structure; and
•	Primarily, recent trading prices of our common stock.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

We are not selling any shares in this offering. All of the shares sold in this offering will be held by the Selling Security Holders at the time of the sale, so that no dilution will result from the sale of the shares.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of September 27, 2021, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus, and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired their shares for cash pursuant to the Company’s private placement conducted in June and July of 2020 at $0.025/share, solely for investment and not with a view to or for resale or distribution of such securities.

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The percentages below are calculated based on 296,236,627 shares of our common stock issued and outstanding as of September 27, 2021. Additionally, as of that date, we have 50,000 shares of Series D Preferred Stock issued and outstanding that is convertible into 50,000 shares of our common stock, and 13,650,000 shares of Series E Preferred Stock issued and outstanding that is convertible into 13,650,000 shares of our common stock.

Name of Selling Security Holder	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering (1)
			# of Shares	% of Class
Billy Anders	500,000	500,000	0	0.0%
C. James Jensen	2,000,000	1,000,000	1,000,000	0.3%
Derek Leffler	2,200,000	1,600,000	600,000	0.2%
Donald L Shifrin	2,000,000	2,000,000	0	0.0%
Douglas Pat Cerretti	1,000,000	1,000,000	0	0.0%
Dr. Bret Shupack	1,000,000	1,000,000	0	0.0%
Ed Stoughton	3,600,000	2,600,000	1,000,000	0.3%
Elaine & Edward Epstein	2,000,000	2,000,000	0	0.0%
Etzion Genauer	1,500,000	1,500,000	0	0.0%
James Polack	11,500,000	11,500,000	0	0.0%
Jingwen Chen (2)	400,000	400,000	0	0.0%
Lisa Chen (3)	600,000	600,000	0	0.0%
Martin Goldberg	1,000,000	1,000,000	0	0.0%
Martin Joe Campbell	2,000,000	2,000,000	0	0.0%
Michael and Henrika Sandorffy	2,000,000	2,000,000	0	0.0%
Michael Glorioso	500,000	500,000	0	0.0%
Natacha Furlan	1,000,000	1,000,000	0	0.0%
Peter Rettman	6,750,000	2,000,000	4,750,000	1.6%
Robert B. Spitzer	1,000,000	1,000,000	0	0.0%
Roland Wheeler	1,000,000	1,000,000	0	0.0%
The Diane Rosencrantz Family Trust (4)	2,000,000	2,000,000	0	0.0%
The Friendship Circle of Washington (5)	4,000,000	4,000,000	0	0.0%
The Spitzer Foundation (6)	2,000,000	2,000,000	0	0.0%
Toalei Talataina	400,000	400,000	0	0.0%

Total	51,950,000	44,600,000	7,350,000	2.51%

__________________

(1)

Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 296,236,627 shares of common stock issued and outstanding as of September 27, 2021.

(2)	Jingwen Chen is the father of the shareholder, Lisa Chen, but upon information and belief, is not a dependent of, in a position of control over, or controlled by Ms. Chen.
(3)	Lisa Chen is the adult child of the shareholder Jingwen Chen, but upon information and belief, is not a dependent of, in a position of control over, or controlled by Mr. Chen.
(4)	These shares are beneficially owned by David and Diane Rosencrantz.
(5)	These shares are beneficially owned by Elazar Bogomilsky.
(6)	These shares are beneficially owned by Robert B. Spitzer.

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We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

Our common stock is not traded on any exchange and is currently quoted for trading on the OTC Link at the “Pink” level. The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.10 per share until our shares are either listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, after which the shares offered hereunder may be sold by the Selling Security Holders from time to time in the open market, through privately negotiated transactions, or via a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. The fixed price of $0.10 has been determined arbitrarily.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.

Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5, and, insofar as a selling security holder is a distribution participant, that holder may be a distribution participant under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

For the Twelve-month Periods Ended September 30, 2020 and 2019

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	2020	%	2019	%

Revenue	$48,513	100.0	$27,565	100.0
COGS	$24,037	49.6	$9,130	33.1
Gross Profit	$24,476	50.4	$18,435	66.9

Operating Expenses	$1,289,826	2,658.7	$664,807	2,411.8

Operating Loss	$(1,265,350)	-2,608.3	$(646,372)	-2,334.9

Net Loss	$(1,266,844)	-2,611.3	$(648,200)	-2,351.5

Revenues consist of hardware imbedded with our proprietary software, integration consulting services, tech support and product maintenance billed to the customer. Revenues increased for the year ended September 30, 2020 by $20,948 from the year ended September 30, 2019 due to additional customer sales. Gross profit increased due to the increase in sales for the year ending September 30, 2020. Operating expenses increased by $625,019 for the year ended September 30, 2020 over 2019, predominantly due to increases in stock-based compensation expense of $656,641, consulting fees of approximately $24,000 and general and administrative costs of approximately $26,000 partially offset by management fees and expenses from related parties of approximately $75,000.

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The following tables set forth key components of our balance sheet as of September 30, 2020 and 2019.

	2020	2019

Current Assets	$1,441,288	$25,671

Property and Equipment	$143,058	$16,074

Total Assets	$1,584,346	$41,745

Current Liabilities	$584,440	$1,686,638

Total Liabilities	$584,440	$1,686,638

Stockholder’s Equity (Deficit)	$999,906	$(1,644,894)

Total Liabilities and Equity	$1,584,346	$41,745

As of September, 30, 2020, current assets increased $1,417,477 from September 30, 2019. The significant change was primarily due to increases in cash of $830,592 and in prepaid assets of $559,443. As of September, 30, 2020, current liabilities decreased by $1,186,894 from September 30, 2019, due to a decrease in stock to be issued and decreases in accrued liabilities and expenses based on timing of the payment of expenses.

At September 30, 2020, the Company had cash funds of $847,646.

For the Nine-month Periods Ended June 30, 2021 and 2020

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	For the Nine Months Ended June 30,
	2021	%	2020	%

Revenue	$70,520	100	$27,113	100

COGS	$25,277	36	7,753	29

Gross Profit	$45,243	64	$19,360	71

Operating Expenses	$1,679,651	-2,381	$562,593	-2,075

Operating Loss	$(1,634,408)	-2,318	$(543,233)	-2,004

Net Loss	$(1,634,238)	-2,317	$(544,511)	-2,008

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Revenues consist of hardware imbedded with our proprietary software, integration consulting services, tech support and product maintenance billed to the customer. Revenues increased for the nine months ended June 30, 2021, by $43,407 from the nine months ended June 30, 2020 due to additional customer sales. Gross profit increased due to the increase in sales for the nine months ending June 30, 2021. Operating expenses increased by $1,117,058 for the nine months ended June 30, 2021 over 2020. General and administrative expenses, other (excludes related party expenses) for the nine months ended June 30, 2021 were comprised of:

Stock-based compensation	$658,997
Legal and Professional fees	156,324
General and administrative expenses	67,586
Consulting expenses	102,567
Equipment and demonstration expenses	61.976
Depreciation	28,962
Travel	20,984
Other	91,303
Total	$1,188,699

The majority of the increase for the nine months ended June 30, 2021, compared to June 30, 2020, was due to increases in stock-based compensation of $503,997, consulting and professional fees of approximately $249,000 and general and administrative costs of approximately $187,000.

The following tables set forth key components of our balance sheet as of June 30, 2021 and September 30, 2020, both in dollars.

	June 30, 2021	September 30, 2020

Current Assets	$1,683,435	$1,441,288

Property and Equipment	176,009	143,058

Total Assets	1,859,444	1,584,346

Current Liabilities	92,526	584,440

Total Liabilities	92,526	584,440

Stockholder’s Equity	1,766,918	999,906

Total Liabilities and Equity	$1,859,444	$1,584,346

As of June 30, 2021, current assets increased by $242,147 from September 30, 2020, primarily due to increases in prepaid assets of $504,633, inventory of $47,890, and accounts receivable of $20,040, partially offset by a decrease in cash of $330,416. As of June 30, 2021, current liabilities decreased by $491,914 from September 30, 2020, due to a decrease in stock to be issued and accounts payable and accrued expenses and customer deposits.

At June 30, 2021, the Company had cash funds of $517,230.

Liquidity and Capital Resources

The Company has been and is currently operating with a relatively low level of cash and liquidity and that could lead to difficulty if not favorably resolved. The Company desires to improve this situation through additional equity and debt investments in the Company and cash generated from higher revenues.

The Company anticipates that its cash needs for the next twelve months for working capital and capital expenditures will be approximately $1,200,000. As of June 30, 2021, the Company has $517,230 in cash and believes its current cash and cash flow from operations will only be sufficient to meet anticipated cash needs for the next nine months for working capital and capital expenditures. The Company will likely require additional cash resources due to possible changed business conditions or other future developments. The Company may seek to sell additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

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The Company’s ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including: investors’ perception of, and demand for, securities of web hosting and related service companies; conditions of the U.S. and other capital markets in which we may seek to raise funds; future results of operations, financial condition and cash flow. Therefore, the Company’s management cannot assure that financing will be available in amounts or on terms acceptable to the Company, or if at all. Any failure by the Company’s management to raise additional funds on terms favorable to the Company could have a material adverse effect on the Company’s liquidity and financial condition.

In the event we are not successful in reaching our sustained revenue targets, we anticipate that depending on market conditions and our plan of operations, we will likely incur continued operating losses. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit to cover our operating expenses. Consequently, there remains the possibility that the Company may not continue to operate as a going concern in the long term. As described in our market risks, we are subject to many factors which could detrimentally affect us. Many of these risk factors are outside management’s control, including demand for our products and services, our ability to hire and retain talented and skilled employees and service providers, as well as other factors.

Subsequent Events

On July 2, 2021, the Company’s BOD authorized the issuance of 606,952 shares of restricted common stock in the aggregate. The shares were issued to consultants.

We have reviewed all events subsequent to our report date and other than the above, do not have any material transactions or events requiring disclosure.

Critical Accounting Policies

Our financial statements are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 4 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause an effect on our results of operations, financial position or liquidity for the periods presented in this report.

Inventory

Inventories are valued at the lower of cost or net realizable value, with cost determined on the first-in, first-out basis. Inventory costs include finished goods and component parts. In evaluating the net realizable value of inventory, management also considers, if applicable, other factors, including known trends, market conditions, currency exchange rates and other such issues. Inventory as September 30, 2020, and 2019 was $34,199 and $617, respectively.

Property and Equipment

Property and equipment are stated at cost, and depreciation is provided by use of a straight-line method over the estimated useful lives of the assets.

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The Company reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The estimated useful lives of property and equipment is as follows:

Vehicles and equipment 5 years

Software 3 years

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products by: (1) identify the contract (if any) with a customer; (2) identify the performance obligations in the contract (if any); (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract (if any); and (5) recognize revenue when each performance obligation is satisfied. Under ASC 606, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. Other than The Company has no outstanding contracts with any of its’ customers. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer, all of which occurs upon shipment or delivery of the product and is based on the applicable shipping terms.

Stock-Based Compensation

The Company accounts for its stock based compensation under the recognition and measurement principles of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”)(ASC 718) using the modified prospective method for transactions in which the Company obtains employee services in share-based payment transactions and the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services” (“EITF No. 96-18”) for share-based payment transactions with parties other than employees provided in SFAS No. 123(R) (ASC 718). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

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BUSINESS AND RECENT DEVELOPMENTS

About Cytta

Cytta Corp. was founded in 2006. Since 2014, Cytta has developed and marketed video compression-based software and hardware products, using technology based upon the SUPR (Superior Utilization of Processing Resources) video compression codec/algorithm. Cytta currently develops, markets, and distributes proprietary video streaming products and services that improve how video is streamed, consumed, transferred, and stored, in enterprise environments.

Our products and services include advanced video streaming systems, video/audio collaboration software, and integrated hardware systems utilizing both on premise deployments or cloud-based deployments, that are delivered widely through a variety of flexible and interoperable technology deployment models. These models include software deployments, combined software/hardware deployments, utilizing either on-premises deployments, or cloud-based deployments. We have created advanced video compression systems, video/audio collaboration software, and integrated hardware systems that solve streaming problems in various markets.

Accordingly, we offer choice and flexibility to our customers and facilitate the product, service and deployment combinations that we believe best suit our customers’ needs. Our customers include businesses of many sizes, government agencies, military, first responders, utilities, environmental technology entities and emergency management organizations. We market and sell to all entities directly through our direct sales force and indirectly through our sales partner network.

Cytta also offers services to assist our customers and partners to maximize the performance of their Cytta purchases. Providing choice and flexibility to Cytta customers as to when and how they deploy Cytta software, hardware and services solutions is an important element of our corporate strategy. We believe that offering customers broad, comprehensive, flexible, and interoperable deployment models for Cytta products and solutions is important to our growth strategy and better addresses customer needs relative to our competitors, many of whom provide fewer offerings, more restrictive deployment models and less flexibility for a customer’s transition to advanced video streaming environments.

Our investments in, and innovation with respect to, Cytta products and services that we offer through our software, hardware and services offerings are another important element of our corporate strategy. We have a deep understanding as to how compression applications and streaming technologies interact and function with one another. We focus our development efforts on improving the performance, security, operation, integration and cost-effectiveness of our offerings relative to our competitors. Cytta attempts to make it easier, in our view, for organizations to deploy, use, manage and maintain our product offerings. Additionally, we also attempt to incorporate emerging technologies within our offerings to enable leaner business processes, automation and innovation.

After an initial purchase of Cytta products and services, our customers can continue to benefit from our research and development efforts and deep streaming expertise by electing to purchase and renew Cytta support offerings for their license and hardware deployments. These offerings may include product enhancements that we periodically deliver to our products, and by renewing their services contracts with us.

The Company’s access to the SUPR Compression codec/algorithm enabled it to utilize the video streaming capabilities of this proprietary technology to develop new software and hardware technology, methodologies, and products. Our advanced video compression systems, video/audio collaboration software, and integrated hardware systems solve streaming problems in various markets. These products are being developed, sold, licensed, and serviced by Cytta today. Our access to this streaming technology has also created access to a network of people in the video streaming industry or those that utilize critical video streaming services, that have generated sales leads and ultimately revenue for Cytta.

The original SUPR compression codec/algorithm and related industry knowhow and experience was acquired from Michael Collins, our current Chief Technology Officer, in 2013. Our current SUPR software codec/algorithm video compression technology is wholly owned by Cytta and is sold and licensed to customers, in all product configurations free of any encumbrances or limitations (other than normal software security requirements).

Cytta’s primary business focus is the development of video streaming products and services that utilize our SUPR compression codec/algorithm and our related industry experience. We design and develop innovative and effective video compression-based software and hardware products utilizing our software and video streaming technological knowledge. We also offer a combination of technical and consulting services, proprietary software products, hardware products utilizing our software and a system integration team to meet the needs of customers. Cytta places extreme value on satisfying our customers’ needs with innovative well engineered, high-quality products and service solutions.

Cytta employs independent contractors to perform all business, technology and management functions within the company consisting of, inter alia, businessmen, accountants, lawyers, software designers, programmers, technical writers, automation engineers and scientists. Our technical independent contractors work with management in developing and deploying custom and off-the-shelf software and hardware streaming and imaging systems for clients.

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CYTTA PRODUCTS

SUPR (Superior Utilization of Processing Resources) Product

Cytta’s proprietary, secure video compression technology offers, what we believe is, superior streaming in HD/4K/8K as compared to common open standard codec/algorithms. SUPR is an entirely unique, ground-up design that is a patented software codec/algorithm for video compression, which operates differently from MPEG-based codec/algorithms (H.264, H.265, VP9). SUPR performs exceptionally well in bandwidth-challenged environments where other video compression solutions cannot operate or do so poorly.

SUPR delivers video streaming for airborne ISR (Intelligence, Surveillance, and Reconnaissance) applications including environments where video streams are transmitted beyond line-of-sight. By utilizing a SUPR-enabled encoder onboard an aircraft, video can be securely streamed in high-definition to a SUPR-enabled decoder. Compared to MPEG-based video compression solutions, SUPR offers the following technological advantages:

•	Clear and superior imagery in lower bandwidths

•	Lossless video stream

•	Lower video latency

•	Proprietary video stream

•	Fewer instances of blocking artifacts and pixilation issues as compared to MPEG-based codec/algorithms (H.264, H.265, VP9) and alternatives

•	Processor operates more efficiently (SUPR utilizes only 2% of calculations per pixel vs. MPEG-based codec/algorithms (H.264, H.265, VP9)

•	Computer runs cooler during compression due to less processor-intense operation

IGAN (Incident Global Area Network) Product

The IGAN (Incident Global Area Network) ICS (Incident Command System) system is designed to deliver communications composed of multiple streams of voice and video delivered with low latency and viewable by multiple parties over one unified secure communication system. IGAN seamlessly streams all relevant video and audio into a single web (or mobile app) interface. It is designed to work as a common interface for daily operations or can scale up to support hundreds of participants from separate organizations during an emergency. IGAN connects people-to-people, people-to-groups, and facilitates conferences independent of device or location. IGAN offers a distributed and easily customized solution for integrating disparate communications systems in multiple locations into a seamless and rapidly re-configurable solution.

IGAN’s distributed platform architecture allows individual communications systems to be located anywhere that a network connection can be established, and the interconnection of these systems can be controlled from any location or multiple locations. The robust platform is fully redundant such that if a site is lost, a backup is immediately established. IGAN is an IP-software multi-channel / multi-access communications and tactical conferencing solution for professional and mission critical applications. The solution is highly scalable to multiple users, and supports multiple channels and conferences.

IGAN is a secure, advanced ICS (Incident Command System) offering low latency, multidirectional communications, integrating multiple video and voice devices including video cameras, smartphones, tablets, computers, and 2-way radios. IGAN is a tool for video collaboration when requiring the integration of video feeds from sUAS (Small Unmanned Aerial Systems) unmanned drone operations. IGAN is designed to upload a video feed in real-time. It then allows remote participants to not only see low latency remote aerial video, but to guide flight video instruction such as video zoom on a target or areas of inspection.

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The IGAN ICS system resides in Cytta’s secure cloud or can be privately hosted on a customer’s server. The IGAN hosting architecture is offered two ways:

•	Cytta Cloud; where we manage (but do not store) daily operations.

•	Customer Hosted; where we provide clients with a stand-alone server fully integrated with IGAN software, or we can install on an existing server within the client’s network. IGAN can also be installed in a mobile command vehicle making it a completely mobile solution for remote incident communications.

IGAN operating through Cytta’s secure cloud offers secure FIPS (Federal Information Processing Standard) 140-2 and is CJIS (criminal justice information services) compliant.

IGAN offers the following technical advantages:

•	Creates a unified communications system for sharing video and voice using advanced compression and SIP (Session Initiation Protocol) technologies.

•	No client application program is required. Utilizes a web browser to join an IGAN session.

•	Multiple device flexibility in that any video device, 2-way radio, etc. can be added

•	Offers secure FIPS 140-2 and CJIS compliance

CYTTA PRODUCT LINES

The video compression and streaming product lines are comprised of three main types of products, each aimed at the different phases of selling to and supporting the customer.

Custom Software Development

Custom software development is a type of professional service product. Using software development and product management staff, solutions are created that are either based on a packaged system (and therefore are extensions of an existing product), or are new workflow systems that are intended to work stand alone or possibly in conjunction with other packaged products. Custom software is also developed to add future support to a customer’s system that is not being addressed via standard product upgrades or follow-on product development. Recent examples include adding specific configuration files to a customer’s SUPR software hardware product. Our custom software solutions are compatible with packaged systems, which is accomplished through the use of the common underlying software platform.

Software Maintenance Plans (SMPs)

Our products follow industry norms for high-end software systems. SMPs (Software Maintenance Plans) are comprised of service promises and software upgrades such as the following:

•	Phone, e-mail and back-office technical support

•	Onsite troubleshooting

•	Software maintenance releases

•	Software upgrades

Integrated Portable Hardware/Software Systems

Our combined products are designed and built to create complete and integrated systems that are marketed to provide complete portable solutions to client requirements. Our integrated hardware/software products bring advantages to HD, 4K and 4K+ wireless live video streaming and a centralized video/audio interaction system to a variety of industries.

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TARGET CUSTOMER BASE

Our current customers fall within these areas of video communications technology market:

•	First Responders

•	Emergency Management

•	Utilities

•	Environmental

•	Military and Security

FIRST RESPONDERS

Cytta products provide unified communications for first responders and provide a comprehensive Incident Command System (ICS) allowing remote visibility and multidirectional communications. Our SUPR software solution is designed to integrate seamlessly with our IGAN streaming solution and is utilized where streaming higher resolution is required. However, the IGAN also streams from other video and compressed video sources not utilizing SUPR. Our IGAN solution empowers near real-time communications in a single platform that creates an ability to place experts on-site, allowing stakeholders to preemptively act to guide front line staff during tactical responses, and for use as a training overwatch tool.

As a comprehensive Incident Command System (ICS), IGAN allows first responders to establish a near real-time unified communications platform where multiple feeds of video and voice enabled devices are merged into one single unified communications dashboard. Connected audio/video devices can securely connect and interact over the highly secure IGAN platform including Drone video, Smartphones, Bodycams, Dashcams, 2-way radios, Laptops and Bomb robots.

Law Enforcement

IGAN is designed for team communications during law enforcement activities. IGAN places eyes-on-site, which allows remote participants to view and participate as if on-scene. These advantages include sharing drone video, providing first-on-scene video/audio from an incident, observing surveillance activity, private voice communications, and/or inter-departmental communications.

Fire Departments

IGAN represents a new capability in unified communications for fire department operations. It introduces the ability to provide remote guidance to incidents, share drone video, mapping data for buildings and/or terrain. It also allows teams to tactically respond to calls with necessary personnel and specialized vehicles, which promotes improved efficiencies and enhances public safety.

EMS (Emergency Medical Services)

The ability to provide near real-time ambulance video has long been a goal for Emergency Medical Services professionals. The ability to share near real time HD and 4K+ video with the hospital and better prepare for critical patient care is a solution that potentially saves lives.

Mental Health Support

The effective response and treatment of the mentally challenged has become a recurrent and sensitive topic. Historically, a first responder, who may not be well trained for these mentally challenged individuals and stressful incidents, makes the initial contact. As a remote solution, IGAN provides an efficient and cost-effective tool for placing mental health experts on site via our remote communications system. A care worker located elsewhere can participate in the on-scene video/audio conversation remotely.

EMERGENCY MANAGEMENT

When disaster strikes and networks are down, IGAN provides a multi-agency communications tool through a command vehicle as a local access network or satellite uplink. Cytta products provide multi-agency secure ad-hoc networking. Cytta SUPR and IGAN products provide the ability to coordinate and respond to natural disasters and catastrophes. Existing solutions are primarily focused on the integration of voice and two-way Land-Mobile-Radio (LMR) systems. The use of IGAN allows for various multi-agency participants along with the inclusion of multiple streams of real-time video/audio. When time is a critical element, being able to unify local and remote personnel creates a more efficient tool that affords better coordination.

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Disaster Management

While there is no way to be completely prepared for a disaster, it does help to be prepared to return to normal as quickly as possible. Disaster response and site communications with today’s tools require a method to include video and audio collaboration agnostic of the communications technology deployed. The IGAN platform accelerates the ability to see and communicate with each team member, to identify priorities, direct responses, and organize cleanup.

State & Federal (FEMA - Federal Emergency Management Agency)

FEMA is part of a larger team of Federal agencies, SLTT (state, local, tribal, and territorial) governments, and non-governmental stakeholders (collectively the “Emergency Management Community”) that share responsibility for emergency management and National preparedness. FEMA’s role is to coordinate with the Emergency Management Community. FEMA is responsible for working within the Emergency Management Community to encourage proactive risk assessment, preparedness activities, and mitigation investments.  FEMA is not currently a customer of Cytta; however, Cytta’s IGAN is designed for utilization by the Emergency Management Community coordinated by FEMA.

Getting the right people with the right tools to the right place is a major challenge in any crisis. Often the lack of telecom infrastructure introduces a greater challenge to crisis management. As a field-deployable system, IGAN can operate as a mobile server. By integrating an IGAN server into customers’ mobile command operations, they can form a private communications hub independent of the Internet. IGAN creates an entirely secure, FIPS 140-2 and CJIS compliant system that allows rapid inter-agency unified comms (voice, video, and data).

UTILITIES & CRITICAL INFRASTRUCTURE

Power, Oil & Gas, Water, and Critical Infrastructure entities utilize IGAN for auditing, maintenance, and response with near real-time live communications to personnel on site. Cytta provides utility companies with the ability to stream high resolution low latency video from their high-precision, remote sensing technologies (drones/sUAS).

Cytta’s SUPR technology allows the integration of low latency streaming of high-resolution video. Cytta’s IGAN platform allows management personnel to virtually participate from anywhere and view their utility/infrastructure assets in near real time. Cytta products assist with streamlining audits, decisions, resource planning, and operational priorities. By participating remotely on our near real-time video communications platform, utility managers can see what is happening in the field and provide guidance or direction from their remote location.

Power

Our technology assists power utilities in reviewing and managing critical infrastructure. Cytta’s IGAN and SUPR create the ability to identify potential power transmission problems and liabilities.

Water

Drones are introducing efficiencies and helping decrease costs in the management of many bodies of water. An operator can now stream high-resolution video and identify potential problems while sharing those images in near-real-time with decision makers in a Headquarters observation facility. SUPR and IGAN are efficient solutions for utility evaluation and communications systems. Evaluating rivers, lakes, oceans pipelines, sewage, drainage channels, and other critical water infrastructure can enhance environmental activities while improving operational responses.

Oil & Gas

Oil and Gas producers have multiple responsibilities, from detecting leaks to meeting environmental regulations, maintaining site security and system integrity. IGAN and SUPR deliver the ability for remote response to evaluate these issues protecting the environment, while saving time and costs of getting personnel on site. A person viewing high resolution video remotely (via drone, smartphone, or thermal imaging camera – transmitted over cellular or satellite) allows near real-time identification of problems, issues, and solutions.

ENVIRONMENTAL

Working to protect resources requires visibility into remote areas allowing for an improved response. The use of drones and remote sensors in the environmental service industries is evolving rapidly. Their utilization creates the need for near real-time multidirectional communications with high resolution that is becoming a service element. Onsite video (IGAN) and the utilization of high-resolution sensors (SUPR) allows more rapid evaluation and response to waste violations, surveillance, illegal dumping, and an evaluation of the impact that each of these has on natural resources.

Monitoring & Tracking

The ability to monitor and track leaks, spillage, or flood waters in near real-time is a new concept and can dictate the difference between environmental catastrophe or quick resolution and repair. IGAN can place eyes on areas under observation by allowing for a more rapid response from the appropriate authority or engineering resource, while SUPR allows the application of near real-time high resolution data examination.

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Regulation Management

In order to coordinate a response to individuals who violate perimeters, impact wildlife or natural resources, and violate environmental safeguards, it’s important to be able to identify violations and get support in the dispatch of authorities. By implementing an IGAN with SUPR video monitoring capabilities, field personnel can communicate and share relevant video back to headquarters.

MILITARY & SECURITY

Cytta’s technology enables high-definition (HD/4K) streaming in non-line-of-sight environments where it was previously difficult. Cytta’s proprietary SUPR Stream video codec/algorithm offers improved results over traditional MPEG-based technologies [H.264/H.265 (HEVC)]. A SUPR enabled encoder at the video camera side, improves the ability to stream HD, 4K and higher resolution videos over low bandwidths.

Military

A key element to mission success is the dependence upon ISR (Intelligence, Surveillance, and Reconnaissance) video for mission critical decisions and operational decision-making. Our SUPR hardware/software system is available in a 0.5-LB package and improves ISR capabilities. SUPR improves the capability to stream high-definition (HD/4k/4K+) in non-line-of-sight environments at ultra-low bandwidths.

Additionally, Cytta’s IGAN Incident Command system allows for secure collaboration between forward and base operations. Communicating over a secure communications link utilizing voice and video is offered by Cytta’s IGAN.

Security & Protection

The transmission of HD/4K/4K+ video in remote or temporary locations is improved by the use of SUPR.

Customer Focus

One of Cytta’s primary goals is to meet the requirements and expectations of our customers. Our success depends upon this.

Customer feedback is gathered by Cytta’s Support, Sales & Marketing, and Product Management groups. Input is also gathered from partner companies’ support and deployment organizations. These groups are accountable for collecting customer inputs from a variety of sources including direct contact with the customer.

Cytta’s Product Management group spends time at customer locations observing their experiences, synthesizing information, and using it to improve the Company’s products. These experiences are reviewed in technical engineering design meetings and appropriate changes subsequently flow through all areas of the Company.

Government Approval of Principal Products or Services

The Arms Export Control Act requires that all manufacturers and exporters of defense articles (including technical data) as defined on the United States Munitions List (ITAR part 121) and furnishers of defense services are required to register with the Directorate of Defense Trade Controls (DDTC). It is primarily a means to provide the U.S. Government with necessary information on who is involved in certain ITAR controlled activities and does not confer any export or temporary import rights or privileges. Registration is generally a precondition for the issuance of any license or other approval and use of certain exemptions. Cytta’s ITAR registration expires April 30, 2022. Cytta is now positioned to receive ITAR-controlled technical data from U.S. Government Department of Defense entities seeking affordable commercial off-the-shelf video surveillance solutions. In order to ensure compliance to export regulations, Cytta has in place a written Export Compliance and Management System.

Effect of Existing Governmental Regulation on our Business

There is no one regulation of this specific type of business other than the normal business restrictions that apply to all businesses. We are, however, subject to export control regulations which affect the export of technical data, defense services, software, and items. In order to alleviate any possible risk of an erroneous export classification and in order to satisfy an open inquiry from Airbus Advanced Development Group in the United Kingdom, Cytta has a pending Commodity Classification Automated Tracking System (CCATS) with the United States Bureau of Industry and Security (BIS). The CCATS was submitted on March 29, 2021. The CCATS response will provide the formal export classification of the SUPR product.

Cytta is also in the process of upgrading its cloud service to provide ITAR-compliant cybersecurity in order to achieve Cybersecurity Maturity Model Certification (CMMC) Level 1. CMMC is the verification mechanism to ensure that Defense Industrial Base (DIB) companies implement appropriate cybersecurity practices and processes to protect Federal Contract Information (FCI) and Controlled Unclassified Information (CUI) within their unclassified networks.

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Number of Total Employees and Part-Time Employees

We currently employ seven (7) independent contractors in the United States to conduct our operations.

INDUSTRY SUMMARY

The core industry in which Cytta operates is the data (video/audio) compression industry. Data compression is the process of encoding, restructuring or otherwise modifying data in order to reduce its size. Fundamentally, it involves re-encoding information using fewer bits than the original representation.

Compression is done by a program that uses functions or an codec/algorithm to effectively discover how to reduce the size of the data. For example, an codec/algorithm might represent a string of bits with a smaller string of bits by using a ‘reference dictionary’ for conversion between them. Another example involves a formula that inserts a reference or pointer to a string of data that the program has already seen. A good example of this often occurs with image compression. When a sequence of colors, like ‘blue, red, red, blue’ is found throughout the image, the formula can turn this data string into a single bit, while still maintaining the underlying information. SUPR is such a codec/algorithm.

For data/video transmission, compression can be run on the content or on the entire transmission. When information is sent or received via the internet, larger files, either on their own or with others, or as part of an archive file, may be transmitted in one of many compressed formats.

Lossy vs Lossless Video/Image Compression

Video/Image Compression is often broken down into two major forms, “lossy” and “lossless”. When choosing between the two methods, it is important to understand their strengths and weaknesses:

•

Lossless Compression: Removes bits by locating and removing statistical redundancies. Because of this technique, no information is actually removed. Lossless compression will often have a smaller compression ratio, with the benefit of not losing any data in the file. This is often particularly important when needing to maintain absolute quality, as with database information or professional media files.

•

Lossy Compression: Lowers size by deleting unnecessary information and reducing the complexity of existing information. Lossy compression can achieve much higher compression ratios at the cost of possible degradation of file quality.

Data (Video/Audio) Compression Uses

Many businesses today rely on data compression in some major way; especially as the functional quality of data increases, storage capacity concerns must be resolved. Data compression is one of the major tools that helps with this. These file types are frequently compressed:

•

Audio Compression: Implemented as audio codec/algorithms, compression of audio files is necessary to guarantee bandwidth and storage limits are not exceeded. Audio compression can be either lossy or lossless.

•

Video Compression: Videos may or may not combine image compression with audio compression depending upon utilization. There are usually separate codec/algorithms for each aspect of a video, which are often wrapped together as a single compression codec/algorithm. Because of the high data rate required for uncompressed video, most video files are usually compressed before transmission.

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Why Data (Video/Audio) Compression is Important

The main advantages of compression are reductions in storage hardware, data transmission time, and communication bandwidth. This can result in significant cost savings. Compressed files require significantly less storage capacity than uncompressed files, meaning a significant decrease in expenses for storage. A compressed file also requires less time for transfer while consuming less network bandwidth. This can also help with costs and also increases productivity.

The main disadvantage of data compression is the increased use of computing resources to apply compression to the relevant data. Because of this, compression vendors prioritize speed and resource efficiency optimizations in order to minimize the impact of intensive compression tasks.

Compression or file compression utility programs are utilized by enterprises for the high volume of data required for video transmission. Data compression, which enables faster file transfer with minimum data loss, is utilized extensively. a. The prevalence of high-speed connectivity, utilizing communication networking technologies, has increased the need for data compression software.

ISR (INTELLIGENCE, SURVEILLANCE, AND RECONNAISSANCE) MARKETPLACE

The airborne intelligence, surveillance, and reconnaissance (ISR) sector is a segment of the defense industry. The US Department of Defense (DoD)—and defense ministries elsewhere utilize ISR collection. Many ISR missions are currently carried out by large expensive drones that are vulnerable in certain operating environments.

In response, several new technologies and platforms are emerging to meet the evolving collection requirements of the military. These new technology, platform, and procurement options offer increased ISR capabilities.

To maintain continuous coverage over a given ISR target, the military creates operational “orbits” that use drones to collect multiple forms of ISR, including electronic signals (SIGINT), images (IMINT), and full-motion video (FMV). This is where SUPR adds very useful capability.

Another major area of technological innovation is in the collection capabilities of ISR platforms, particularly in how they analyze, exploit, and disseminate intelligence. For example, cloud-based systems (provided they are adequately secure) can increase access to data from disparate sources, enabling better information sharing and collaboration among multiple stakeholders.

Additionally, artificial intelligence (AI) can make the analysis of information far more effective, efficient, and accurate, synthesizing vast quantities of raw data into actionable intelligence at a scale that no human analyst could achieve. Given that increases in collection capabilities are leading to a corresponding increase in the amount of data captured, AI is becoming critical in enabling the military to sift through the raw data and effectively exploit sensitive information. Similarly, machine learning can refine the processing of raw data over time, increasing a force’s ability to distinguish critical signals from noise. The higher the quality or resolution of the video collected, the better the AI performs. Established firms and those seeking to enter the market in the military airborne Intelligence, Surveillance & Reconnaissance (ISR) technologies market include: Lockheed Martin Corporation, Airbus SE, The Boeing Company, General Electric, General Dynamics, Northrop Grumman Corporation, BAE Systems, Thales Group SA, Leonardo S.p.A., and Textron, Inc. Technologies (see Military Airborne Intelligence, Surveillance & Reconnaissance (ISR) Technologies Market Report 2021-2031 Summary, published January 2021, available at https://www.globenewswire.com/news-release/2021/04/13/2209007/0/en/Military-Airborne-Intelligence-Surveillance-Reconnaissance-ISR-Technologies-Market-Report-2021-2031.html (which website is not incorporated by reference herein)).

The Crucial ISR Market Drivers

The growing importance of airborne ISR services is leading to increased market demand. The rising demand for the UAV systems is a crucial demand driving factor for the airborne ISR market. Manned ISR aircraft are no longer a trend in the defense sector. Unmanned-aerial vehicles are the current trend of the market. The UAVs is fully equipped with an engine, autopilot, ISR platforms and sensors.

Aerial vehicles offer better information to the decision maker. The growing investment of these UAV’s improves demand for airborne ISR. Airborne ISR is a useful technology that can detect any trespasses. Also, it can effectively gather the information of the intruder.

ISR Market Growth Opportunities

Airborne ISR is composed of multiple sophisticated technologies including compression. Technological advancements create growth opportunities for the market.

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The ISR Market Restraints

The ISR airborne technology needs to address the current threats and the solutions to act effectively on them. Therefore, there is a need to increase the compression, data storage, accessibility, analyzation and communication of this information.

ISR Competitive Landscape

There are multiple competitors in the airborne ISR market. There are major key players with effective market strategies. The key players in the market include, Airbus (UK and France), Boeing (US), BAE Systems (UK), Elbit Systems Ltd (Israel), FLIR Systems Inc (US), Northrop Grumman (US), General Dynamics (US), Thales (France), Raytheon (US), UTC Aerospace Systems (US)

ICS- INCIDENT COMMAND SYSTEM MARKETPLACE

Incident Command Systems (ICS) are a standardized approach to the command, control, and coordination of on-scene incident management, providing a common hierarchy within which personnel from multiple organizations can be effective. ICS is the combination of procedures, personnel, facilities, equipment, and communications operating within a common organizational structure, designed to aid in the management of on-scene resources during incidents. Cytta’s IGAN system is a portable hardware/software system designed to provide unified command as the connection nexus for ICS.

ICS is used for all kinds of incidents and is applicable to small, as well as large and complex, incidents, including planned events. ICS is a standardized approach to the command, control, and coordination of on-scene incident management that provides a common hierarchy within which personnel from multiple organizations can be effective.

ICS specifies an organizational structure for incident management that integrates and coordinates a combination of procedures, personnel, equipment, facilities, and communications. Using ICS for every incident helps hone and maintain skills needed to coordinate efforts effectively. ICS is used by all levels of government as well as by many Non-Governmental Organizations (NGOs) and private sector organizations. ICS applies across disciplines and enables incident managers from different organizations to work together. This system includes five major functional areas, staffed as needed, for a given incident: Command, Operations, Planning, Logistics, and Finance/Administration.

ICS has since been incorporated as part of the National Incident Management System (NIMS) of the U.S. Department of Homeland Security. NIMS is a comprehensive national approach to incident management that is applicable at all jurisdictional levels and across functional disciplines where federal funding is involved. The Incident Command System (ICS) is a standardized approach to the command, control, and coordination of emergency response providing a common hierarchy within which responders from multiple agencies can be effective.

Electric utilities began adopting ICS in earnest on the East Coast following Superstorm Sandy in 2012. FEMA outlined four key action items the agency planned to achieve following Sandy. Two of the items addressed the need to achieve a unity of effort by local communities and the federal government in responding to storms and disasters.

ICS is especially useful when interdisciplinary crews from multiple geographic areas converge for storm mitigation. Using ICS incident responders — utility, fire department or police — can share a common language and protocols to tackle the emergency as a united team.

ICS Unified Command

When no one jurisdiction, agency or organization has primary authority and/or the resources to manage an incident on its own, ‘Unified Command” may be established. In Unified Command, there is no one “commander.” Instead, the Unified Command manages the incident by jointly approved objectives. A Unified Command allows these participating organizations to set aside issues such as overlapping and competing authorities, jurisdictional boundaries, and resource ownership to focus on setting clear priorities and objectives for the incident. The resulting unity of effort allows the Unified Command to allocate resources regardless of ownership or location. Cytta’s IGAN is to tool to make Unified Command more efficient.

At its core, ICS is meant to enable the effective and efficient management of incidents, irrespective of jurisdiction, kind, complexity, or size. The system codifies emergency management best practices into a unified approach to incident response, integrating a combination of facilities, equipment, personnel, procedures, and communications, which then all operate under a common organizational structure. IGAN provides the communication nexus.

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General Competitive Strengths within the Industry

When a customer chooses Cytta, they choose a team of experienced individuals who possess expertise in the field of video streaming and utilization of our proprietary compression technologies. We pride ourselves on being solution providers as well as being product developers.

Cytta’s current client list includes various military organizations, several police departments, and industry clients.

We also distinguish ourselves by being able to adapt quickly to our customers’ specific environment and requirements. We achieve this adaptability by not being tied to our own specific products but rather by creating product variations necessary to solve the exact needs of our clients.

PRIMARY BUSINESS STRATEGY

Core Strategic Vision

Cytta’s core strategic vision is to make SUPR and IGAN industry standards for initially managing ISR and ICS information and data integration.

We combine our domain knowledge with software/hardware capability in order to create our products.

Quality Objectives

Our quality objectives are to:

•	Create products that meet our customers’ requirements and are delivered on time within cost budget.

•	Educate our customers on the high quality and reliability of our systems.

•	Promote our high standards and professionalism to our customers.

Sales Model

Cytta’s sales model is process-orientated and is designed to penetrate vertical opportunities emerging in the ISR, and ICS markets as these opportunities mature from basic research to the introduction of our market specific products.

As a partner-centric organization, we are committed to properly ensuring Cytta clients are well-served by Cytta and our channel partners. That is why our mission is to work together to understand the larger client marketplace and deliver a customer-first and industry-relevant experience that is tailored to our initial reference consumer base. As part of our initial sales process, we leverage channel partners to identify suitable reference clients that have demonstrated an immediate and urgent need for our innovative technologies, with the capability of operating as reference point for all other entities in their respective industry.

Cytta follows a six-phase gated process on all sales to its customers. These sales initially involve a demonstration of the Cytta technologies either through the internet or on premises. This leads to a sale of the license and software/hardware followed by a sale of ongoing services associated with the use of the licensed software/hardware. The Phase 0 and 1 of this process are sales processes.

Phase 0 of the process converts a lead into a potential customer by identifying a customer need that Cytta’s software/hardware and services could fill.

Phase 1 is a product demonstration that demonstrates to the customer and Cytta that the software/hardware and services do indeed provide a timely and cost-effective solution to their need.

Phase 2 results in a product and services determination to achieve a detailed implementation plan and specification requirements for the project.

Phase 3 results in a software/hardware license sale and delivery along with additional services.

Phase 4 results in software maintenance and upgrades.

Phase 5 is a systematic annual review with the customer of our products and services to ensure longevity and ongoing customer satisfaction.

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Principal Executive Offices

Our corporate headquarters are located at 5450 W Sahara Avenue, Suite 300A, Las Vegas, Nevada, 89146. Our telephone number is (702) 900-7022.

DESCRIPTION OF PROPERTY

The Company manages all operations from within approximately 500 square feet of leased space located in an office building in Las Vegas, Nevada.

MANAGEMENT

The directors and executive officers of the Company are:

Name	Age	Position
Gary Campbell	67	CEO, CFO, Secretary and Director
Erik Stephansen	56	President and Director
Michael Collins	51	Chief Visionary Officer/CTO
Michael Chermak	62	Chief Administrative Officer

Gary Campbell, CEO, CFO, Secretary and Director

Mr. Campbell, age 67, was President, Secretary and Director of Cytta from 2010 to 2013. In 2013, Mr. Campbell became CEO and CFO, as well as Secretary and Director, a status he maintains today. Since joining Cytta, Mr. Campbell has led the development of Cytta’s video compression and remote patient monitoring technology. Mr. Campbell has over 30 years’ experience in leadership roles in the technology industry. Mr. Campbell has degrees in both Commerce and Law from the University of British Columbia, Canada.

We believe that Mr. Campbell’s legal and business expertise and background experience, along with his direct experience as our CEO, gives him valuable insight into coordinating the oversight of the Company and makes him a valuable member of our Board of Directors.

Erik Stephansen, President and Director

Mr. Stephansen, age 57, joined Cytta as President and Director in 2013. Mr. Stephansen assists with the development and integration of Cytta technologies. Mr. Stephansen is also currently CEO and President of LAM Aviation, a FAA technology partner developing Angle-of-Attack and Loss of Control prevention wing systems.

Previously, Mr. Stephansen worked in Private Equity advising buyers on technology integration. Mr. Stephansen is a Business Economics graduate of University of California, Santa Barbara, with specialized studies from UC Berkeley and advanced engineering Certificates from Stanford University.

We believe that Mr. Stephansen’s business, economics, and technology industry experience, along with his service as our President and as CEO of LAM Aviation, make him a valuable member of our Board of Directors.

Michael Collins, Chief Technology Officer

Mr. Collins, age 51, currently leads the Cytta SUPR ISR and IGAN ICS design and implementation team. Mr. Collins, works directly with the technical team responsible for all updates and revisions to the products and the underlying algorithms. Mr. Collins has over 20 years of experience in developing, designing, integrating and operating digital imaging, network and telecommunications technologies. Mr. Collins also has extensive film and imaging experience including working in the entertainment industry in video and digital image production. From March of 2016 through June of 2018, Mr. Collins was Technical Field Supervisor and Business Development Manager for All Mobile Video, LLC, in June of 2018, Mr. Collins joined the Company as Director Digital Media, and in June of 2019, Mr. Collins became the Company’s Chief Technology Officer. Mr. Collins also served for many years as an active volunteer fireman, and emergency medical technician (EMT), volunteering as part of the US First Responder network.

Michael Chermak, Chief Administrative Officer

Mr. Chermak, age 62, has 30 years of experience in leadership roles in the healthcare industry. He has served as the Chief Administrative Officer of Cytta Corp. since April 2020. Previously, he was a director and officer of Ozop Surgical Corp (OTCQB:OZSC) from June 2016 to April 2020.

He worked in China for over 6 years and was the former Chairman and CEO of Bridgetech Holdings International (OTC: BGTH), which focused on introducing Western medicine into China. He has served on the Board of Directors and as an Audit Committee member of Beijing Origin Seed (NASDAQ: SEED). Mr. Chermak graduated from the University of New Mexico, Anderson School of Management.

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None of our directors qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC, meaning that our directors may have business interests in the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We believe that the members of our executive team are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material income to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a “listed company” under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Prospectus.

Term of Office

Our directors are appointed to hold office until removed from office or until his successor has been elected and qualified in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Audit Committee

We do not have an audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Certain Legal Proceedings

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past ten (10) years.

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Compliance with Section 16(A) Of the Exchange Act.

Upon the effectiveness of this Registration Statement, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

EXECUTIVE COMPENSATION

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended September 30, 2020, and 2019:

Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Nonequity Incentive Plan Compensa- tion ($)	All Other Compen- sation ($)		Total ($)

Gary Campbell	2020	5,750	-	-		-	-	288,000	(1)	293,750
Chief Executive Officer	2019	-	-	-		-	-	432,000	(2)	432,000

Michael Collins	2020	58,010	-	500,000	(3)	-	-	-		558,010
Chief Technology Officer	2019	15,000	-	-		-	-	-		15,000

Michael Chermak	2020	20,000	-	312,500	(4)	-	-	-		332,500
Chief Administration Officer	2019	-	-	-		-	-	-		-

_____________

(1)

In 2020, the Company accrued $140,000, $120,000 and $28,000 to companies controlled by Mr. Campbell for management fees, public relation services and office rent and administration expenses, respectively. These accrued amounts were subsequently satisfied by the issuance of shares of common stock (see Certain Relationships and Related Transactions below).

(2)

In 2019, the Company accrued $210,000, $180,000 and $42,000 to companies controlled by Mr. Campbell for management fees, public relation services and office rent and administration expenses, respectively. These accrued amounts were subsequently satisfied by the issuance of shares of common stock (see Certain Relationships and Related Transactions below).

(3)

On August 15, 2020, the Company issued 20,000,000 shares of common stock to the Company’s CTO for the use of technology. The shares were valued at $0.025 per share based upon the price the Company sold shares in the most recently completed private placement at such time. The Company recorded stock-based compensation of $500,000 for the year ended September 30, 2020, for this issuance.

(4)

On April 1, 2020, the Company entered into an agreement with Makena Investment Advisors, LLC (“Makena”). Makena is controlled by Mr. Chermak. Pursuant to the agreement, the Company issued Makena 12,500,000 shares of common stock and agreed to compensate Makena $10,000 per month beginning in August 2020. The shares were valued at $312,500 based on the market price of the common stock on the date of the agreement.

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Employment Agreements

The Company has no formal employment agreements with its officers and directors; however, the Company has orally agreed to compensate Mr. Campbell and Mr. Collins $12,000 each per month, effective August 1, 2020. On June 1, 2021, this amount was increased to $15,000 per month.

On April 1, 2020, the Company entered into an agreement with Makena Investment Advisors, LLC (“Makena”). Makena is controlled by Mr. Chermak. Pursuant to the agreement, the Company issued Makena 12,500,000 shares of common stock and agreed to compensate Makena $10,000 per month beginning in August 2020.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity during the last three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of June 25, 2021, for:

•	each of our executive officers and directors;

•	all of our executive officers and directors as a group; and

•	any other beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address of each individual identified is care of the Company.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class (1)
Common Stock	Gary Campbell	62,184,875	(2)	21.0%
Common Stock	Michael Collins	30,100,000		10.2%
Common Stock	Erik Stephansen	7,770,081		2.6%
Common Stock	Michael Chermak	12,500,000	(3)	4.2%
Common Stock	Harvey Sussman 2719 Hawks Landing Blvd Palm Harbor FL 34685	15,396,669		5.2%
Series D Preferred Stock (4)	Gary Campbell	50,000		100.0%

___________________

(1)	Based on 296,236,627 shares of common stock issued and outstanding as of September 6, 2021.

(2)

Includes 25,100,000 shares of common stock issued in the name of Lando Technologies, Inc. (“Lando”), 19,800,000 shares of common stock issued in the name of Unified Assets, Inc. (“Unified”), 5,668,208 shares of common stock issued in the name of TEKM Services, Inc. (“TEKM”), 166,667 shares of common stock issued in the name of Unified Financial, Inc. (“Financial”), 1,500,000 shares of common stock issued in the name Cytta Foundation (“CF”) and 50,000 shares of Series D Preferred Stock that are convertible into 50,000 shares of common stock, issued in the name of Financial. Lando, Unified, TEKM, CF and Financial are all controlled by Gary Campbell.

(3)	Includes 12,500,000 shares of common stock issued to Makena Investment Advisors, LLC, a limited liability corporation managed by Michael Chermak.

(4)

Includes 50,000 shares issued to Financial. The Series D Preferred Stock is convertible into 50,000 shares of common stock and has voting rights equal to two (2) times the number of other shares of the Company eligible to vote. Gary Campbell has voting control over shares issued to Financial.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party agreements and fees

For the years ended September 30, 2020, and 2019, the Company recorded expenses to related parties in the following amounts:

	Years ended September 30,
	2020	2019
CEO-Management fees	$205,750	$300,000
Chief Technology Officer (CTO), includes $500,000 stock-based compensation (2020)	558,010	15,000
Chief Administration Officer (CAO)	20,000	-
Public relations	60,000	90,000
Office rent and expenses	28,000	42,000
Total	$871,760	$447,000

For the nine months ended June 30, 2021, and 2020, the Company recorded expenses to related parties in the following amounts:

	Nine months ended June 30,
Description	2021	2020
CEO-Management fees	$111,000	$209,760
Chief Technology Officer (CTO)	133,584	18,000
Chief Administration Officer (CAO), includes $117,118 stock-based compensation (2021)	207,118	-
Public relations	-	60,000
Office rent and expenses	39,250	28,000
Total	$490,952	$315,760

For the nine months ended June 30, 2021, the Company paid $12,000 per month (through May 31, 2021) to its CEO and CTO, respectively, and $10,000 per month to its CAO). Effective June 1, 2021, the Company agreed to compensate the CEO and CTO $15,000 per month each. For the nine months ended June 30, 2020, expenses for management fees, public relations and office rent and expenses were all accrued (non-cash). The amounts owed were recorded as expenses with the offset to capital stock to be issued, which is included in the equity section on the balance sheet. In May 2020, the agreements with the CEO, the public relations company and the office rent expense ceased and the Company was no longer accruing such expenses.

On April 1, 2020, the Company entered into a two-year agreement with Makena Investment Advisors, LLC (“Makena”). Makena is controlled by Mr. Chermak. Pursuant to the agreement, the Company issued Makena 12,500,000 shares of common stock and agreed to compensate Makena $10,000 per month beginning in August 2020. The shares were valued at $312,500 based on the market price of the common stock on the date of the agreement. The Company recognized $117,118 of stock-based compensation expense for the nine months ended June 30, 2021 for these shares.

During the year ended September 30, 2020, the Company issued 50,000 shares of Series D Preferred Stock to a Company controlled by our CEO in satisfaction of $1,347,894 of capital stock to be issued. As of September 30, 2020, included in capital stock to be issued was $432,000 due to related parties. On November 12, 2020, the Company issued 17,280,000 shares of restricted common stock for payment of the $432,000 in capital stock to be issued.

On October 25, 2020, the Company entered into a sublease with its CTO, whereby the Company agreed to annual lease payment of $50,000. For the six months ended March 31, 2021, the Company expensed $20,835 to rent expense pursuant to this sublease.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share, 10,000,000 of which authorized preferred shares have been designated as Series D Preferred Stock and 13,650,000 have been designated as Series E Preferred Stock.

Common Stock

As of August, 25, 2021, 296,236,627 shares of common stock are issued and outstanding. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy, of shareholders holding at least fifty-one (51%) percent of the shares entitled to vote shall be necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value per share, 10,000,000 of which authorized preferred shares have been designated as Series D Preferred Stock, and 13,650,000 of which authorized preferred shares have been designated as Series E Preferred Stock. As of August, 25, 2021, there were 50,000 shares of Series D Preferred Stock issued and outstanding, and 13,650,000 shares of Series E Preferred Stock issued and outstanding.

Series D Preferred Stock

Each share of Series D Preferred Stock is convertible into one share of fully paid and non-assessable Common Stock. For so long as any shares of the Series D Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to two times the sum of all the number of shares of other classes of Corporation capital stock eligible to vote on all matters submitted to a vote of the stockholders of the Corporation.

Series E Preferred Stock

Each share of Series E Preferred Stock is convertible into one share of fully paid and non-assessable Common Stock, and each holder is entitled to one vote for each share of Series E Preferred Stock held.

Warrants

None.

Options

None.

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Registration Expenses

All fees and expenses incident to the registrations will be paid by us whether or not any securities are sold pursuant to a registration statement.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 6, 2021, we had outstanding 296,236,627 shares of common stock.

Shares Covered by this Prospectus

All of the 44,600,000 shares of Common Stock being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets), and have complied with the shell company requirements in Rule 144(i). As we were previously a shell company, under Rule 144(i), Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-

1% of the number of shares of our common stock then outstanding, which would equal approximately 2,962,366 shares, based on the number of shares of our common stock outstanding as of August 25, 2021 (296,236,627); or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period (following filing Form 10 information with SEC regarding the Company’s cessation as a shell company and provided the other requirements of Rule 144(i) are met), a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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PLAN OF DISTRIBUTION

The Selling Security Holders will sell the shares from time to time through independent brokerage firms in the over-the-counter market or in private transactions at $0.10 per share, until the shares are quoted on the OTC Bulletin Board, in which case the shares will be sold at market prices prevailing at the time of sale. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this prospectus is declared effective by the Commission;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at the stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

40

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our common stock. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

On November 24, 2020, Lee Skoblow (the “Plaintiff”) filed a complaint in the State District Court for Clark County, Nevada, naming Cytta as a Defendant. The Plaintiff contends that the Company breached an agreement pursuant to which the Plaintiff was to provide services to Cytta and was to be paid compensation in cash and stock, and seeking monetary damages in an amount in excess of $15,000, the precise amount to be proven at trial, and for declaratory relief stating that Cytta should issue 1,000,000 shares of Cytta’s common stock to the Plaintiff. On or about January 15, 2021, the Defendant filed an Answer and Counterclaim in the litigation and contended that in fact the Plaintiff owed money to Cytta for the Plaintiff having breached an earlier services agreement, of limited scope and duration, and other obligations owed to Cytta, and was liable for defaming Cytta in various communications he had sent to certain persons or entities prior to his demand being asserted. Management intends to contest the matter vigorously.

Other than the above, we know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of Cytta Corp. as of September 30, 2020, and 2019, have been included herein in reliance on the report of Prager Metis CPA’s LLC, an independent registered public accounting firm, given on the authority of those firms as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock to be registered on Form S-1 is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, Suite 1410, Salt Lake City, Utah, 84111.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is Securities Transfer Corporation. It is located at 2901 N. Dallas Parkway, Suite 380, Plano, Texas, 75093. Its phone number is (469) 633-0101. Its website is www.stctransfer.com.

41

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement set forth the material terms of such contract or other document but are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement.

We will also be subject to the informational requirements of the Exchange Act upon the registration statement’s effectiveness, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

42

CYTTA CORP.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cytta Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying balance sheets of Cytta Corp. (the Company) as of September 30, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as September 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, As of September 30, 2020 the Company had an accumulated deficit of $20,181,368 and has also generated losses since inception. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 3 to the financial statements, the financial statements have been reissued and revised to change the accounting for shares issued to the Company’s CTO and to reclassify shares not yet issued to be classified as a liability and not equity. Our opinion is not modified with respect to this matter.

/s/ Prager Metis CPA’s LLC

We have served as the Company’s auditor since 2020

Hackensack, New Jersey
June 25, 2021, except as to the Restatement of Previously Issued Financial Statements as discussed in Note 3, of which the date is September 30, 2021

F-2

Cytta Corp.
Balance Sheet
(Restated)

	September 30,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$847,646	$17,054
Accounts Receivable	-	8,000
Inventory	34,199	617
Prepaid Expenses	559,443	-
Total Current Assets	1,441,288	25,671

Property and Equipment	143,058	16,074
TOTAL ASSETS	$1,584,346	$41,745

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$47,210	$12,994
Customer deposits	50,480	-
Capital stock to be issued	486,750	1,673,644
Total current liabilities	584,440	1,686,638

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock:
100,000,000 shares authorized, $0.001 par value
Series C Preferred Stock (600,000 issued and outstanding, par value $0.001)	600	600
Series D Preferred Stock (10,000,000 shares authorized and 50,0 (2020) and 0 (2019) issued outstanding, par value $0.001)	50	-
Common stock:
(500,000,000 shares authorized par value $0.001; 289,147,675 (2020) and 185,547,675 (2019) shares issued and outstanding)	289,148	185,548
Additional paid-in capital	20,891,476	17,083,482
Accumulated Deficit	(20,181,368)	(18,914,524)
Total Stockholders' Equity (Deficit)	999,906	(1,644,894)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,584,346	$41,745

The accompanying notes are an integral part of these statements

F-3

Cytta Corp.
Statement of Operations

	For Year Ended September 30,
	2020	2019
	(Restated)

Revenues	$48,513	$27,565
Cost of goods sold	24,037	9,130
Gross profit	24,476	18,435

Operating expenses:
General and Administrative:
Related party	871,760	447,000
General and administrative, other	418,066	217,807

Total Operating Expenses	1,289,826	664,807

Loss from operations	(1,265,350)	(646,372)

Other expenses
Interest expense	1,494	1,828
Total Other Expenses	1,494	1,828

Loss before income taxes	(1,266,844)	(648,200)

Provision for income taxes	-	-

Net Loss	$(1,266,844)	$(648,200)

Loss per share, basic and fully diluted	$(0.01)	$(0.00)

Weighted average shares outstanding
Basic and diluted	206,980,736	178,413,428

The accompanying notes are an integral part of these statements

F-4

CYTTA CORP
Statement of Changes in Stockholders' Equity
Year Ended September 30, 2020
(Restated)

	Common Stock		Series C Preferred Stock		Series D Preferred Stock		Additional Paid-in	Retained	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance October 1, 2019	185,547,675	$185,548	600,000	$600	-	$-	$17,083,482	$(18,914,524)	$(1,644,895)

Common stock issued and to be issued for cash	44,600,000	44,600	-	-	-	-	930,400	-	975,000

Common stock issued for capital stock to be issued	9,150,000	9,150	-	-	-	-	340,850	-	350,000

Common stock issued for technology	20,000,000	20,000	-	-	-	-	480,000	-	500,000

Common stock issued to consultants	29,850,000	29,850	-	-	-	-	708,900	-	738,750

Series D Preferred Stock issued for subscriptions payable	-	-	-	-	50,000	50	1,347,844	-	1,347,894

Net loss	-	-	-	-	-	-	-	(1,266,844)	(1,266,844)
Balance September 30, 2020	289,147,675	$289,148	600,000	$600	50,000	$50	$20,891,476	$(20,181,368)	$999,906

CYTTA CORP
Statement of Changes in Stockholders' Equity
Year Ended September 30, 2019
(Restated)

	Common Stock		Series C Preferred Stock		Series D Preferred Stock		Additional Paid-in	Retained	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	(Deficit)
Balance at September 30, 2018	157,547,670	$157,548	600,000	$600	-	$-	$15,987,482	$(18,266,324)	$(2,120,694)

Common stock issued for subscriptions	25,000,005	25,000	-	-	-	-	1,054,000	-	1,079,000

Common stock issued to consultants	3,000,000	3,000	-	-	-	-	42,000	-	45,000

Net loss	-	-	-	-	-	-	-	(648,200)	(648,200)
Balance at September 30, 2019	185,547,675	$185,548	600,000	$600	-	$-	$17,083,482	$(18,914,524)	$(1,644,894)

The accompanying notes are an integral part of these statements

F-5

Cytta Corp.

Statement of Cash Flows

(Restated)

	For the Year Ended September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,266,844)	$(648,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for technology	500,000	-
Stock-based compensation expense for services and expenses	201,641	45,000
Depreciation expense	6,472	6,467
Changes in Operating Assets and Liabilities:
Inventory	(33,582)	2,755
Accounts Receivable	8,000	-
Prepaid expenses	(22,334)	-
Accounts payable and accrued liabilities	322,215	432,000
Customer deposits	50,480	-

Net cash used in operating activities	(233,952)	(161,978)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(133,456)	(2,634)

Net cash used in investing activities	(133,456)	(2,634)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from stock subscriptions	1,198,000	172,000
Net cash provided by financing activities	1,198,000	172,000

NET CHANGE IN CASH	830,592	7,388
CASH AT BEGINNING OF YEAR	17,054	9,666
CASH AT END OF YEAR	$847,646	$17,054

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued for services	$738,750	$45,000
Stock to be issued for accounts payable	$288,000	$432,000

The accompanying notes are an integral part of these statements

F-6

Cytta Corp.

Notes to Financial Statements

September 30, 2020

(Restated)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cytta Corp., (“Cytta” or the “Company”) was incorporated on May 30, 2006 under the laws of the State of Nevada. It is located in Las Vegas, Nevada. Cytta is in the business of imagineering, developing and securing disruptive technologies.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company had an accumulated deficit of $20,181,368 and has also generated losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

In December 2019, a novel strain of coronavirus (COVID-19) emerged. Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but it may have a material adverse impact on our business, financial condition and results of operations. Management expects that its business will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

The Company develops and integrates its video/image compression technologies for use in the Military, First Responder and commercial markets. Utilizing its SUPR (Superior Utilization of Processing Resources) video/Image compression technology, Cytta has finished the design, build and integration of the SUPR compression technology into its first operational product, a Live 4K Streaming Drone and has completed the first product sales. The second-generation version of its SUPR compression system is currently being introduced to clients. Cytta has developed and built out the EvrCare platform to address the market need for a complete and comprehensive telecom-based monitoring, evaluation and interpretation solution to manage a wide range of biometric data, including ECGs, within military, consumer, wellness and healthcare markets. Complementing these capabilities, Cytta's new Wi-VHF broadband technology, gives us the capability of moving broadband signals in a significantly more efficient manner than other broadband technologies. This Wi-VHF technology extends the range and capabilities of how information is delivered throughout the world. Ultimately our technologies are all capable of interfacing to create a new communications paradigm.

The Company intends to fund operations through equity financing arrangements, which may not be insufficient to fund its capital expenditures, working capital and other cash requirements for the foreseeable future.

F-7

NOTE 3 – RESTATEMENT

On August 15, 2020, the Company issued 20,000,000 shares of common stock to the Company’s CTO for the use of technology. The shares were valued at $0,025 per share, based upon the price the Company sold shares in the recently completed private placement, as stated above, The Company recorded stock-based compensation of $500,000 for the year ended September 30, 2020, for this issuance , The Company initially recorded the shares as a reduction of stock to be issued, however, the Company retroactively had fully accounted for the shares to be issued, and therefore needed to record the $500,000 as expense for the ye a r ended September 30, 2020. Management has also determined that the stock to be issued account, s hould be classified as a liability, n o t as equity. The effects of the restatement are as follows:

	Originally	Restatement
Balance Sheets	Reported	Adjustment	As Restated
As of September 30, 20 20
Capital stock to be issued	$-0-	$486,750	$486,750
Total current liabilities	$97,690	$486,750	$584,440
Accumulated deficit	$(19,681,368)	$(500,000)	$(20,181,368)
Total stockholders’ equity	$1,486,656	$(500,000)	$999,906

	Originally	Restatement
	Reported	Adjustment	As Restated
As of September 30, 201 9
Capital stock to be issued	$-0-	$1,673,644	$1,673,644
Total current liabilities	$12,994	$1,673,644	$1,686,638
A dditional paid- i n-capit al	$16,383,483	$700,000	$17,083,482)
Accumulated deficit	$(18,914,524)	$-0-	$(18,914,524)
Total stockholders’ equity (deficit)	$28,751	$(1,673,644)	$(1,644,894)

	Originally	Restatement
Statements of Operations	Reported	Adjustment	As Restated
For the year ended September 30, 20 20
Total operating expenses	$789,826	$500,000	$1,289,826
Net Loss	$(766,844)	$(500,000)	$(1,266,844)
Net loss per share, basic and fully diluted	$0.00	$(0.01)	$(0.01)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. These investments are carried at cost, which approximates fair value. Cash and cash equivalent balances may, at certain times, exceed federally insured limits. The Company has no cash equivalents at September 30, 2020, and 2019.

Prepaid expenses

The Company considers expenses or services paid for prior to the period the expense is completed to be recorded as a prepaid expense. Included in this account is the value of common stock issued to consultants. Such issuances are pursuant to consulting agreements that can have a one-to-two-year term. The Company amortized the value of the stock issued over the term of the agreement. The activity for the year ended September 30, 2020 is summarized as:

Balance October 1, 2019	$-
Value of common stock issued	738,750
Amortization of stock-based compensation	(201,641)
Vendor deposit	20,000
Other prepaid expenses	2,334
Balance September 30, 2020	$559,443

Inventory

Inventories are valued at the lower of cost or net realizable value, with cost determined on the first-in, first-out basis. Inventory costs include finished goods and component parts. In evaluating the net realizable value of inventory, management also considers, if applicable, other factors, including known trends, market conditions, currency exchange rates and other such issues. Inventory as September 30, 2020, and 2109 was $34,199 and $617, respectively.

Property and equipment

Property and equipment are stated at cost, and depreciation is provided by use of a straight-line method over the estimated useful lives of the assets.

The Company reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The estimated useful lives of property and equipment is as follows:

Vehicles and equipment	5 years
Software	3 years

F-8

Fair value of financial instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

●	Level 1 - Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.
●

Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 - Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, other current assets and accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products by: (1) identify the contract (if any) with a customer; (2) identify the performance obligations in the contract (if any); (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract (if any); and (5) recognize revenue when each performance obligation is satisfied. Under ASC 606, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. Other than The Company has no outstanding contracts with any of its’ customers. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer, all of which occurs upon shipment or delivery of the product and is based on the applicable shipping terms.

Revenues are derived from the sale of hardware products embedded with our software and video streaming technology. We also offer a combination of technical and consulting services, proprietary software products, hardware products utilizing our software, to meet the needs of customers.

Stock-based compensation

The Company accounts for its stock based compensation under the recognition and measurement principles of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”)(ASC 718) using the modified prospective method for transactions in which the Company obtains employee services in share-based payment transactions and the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services” (“EITF No. 96-18”) for share-based payment transactions with parties other than employees provided in SFAS No. 123(R) (ASC 718). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

F-9

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”) (ASC 740). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash flows reporting

The Company follows the provisions of ASC 230 for cash flows reporting and accordingly classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230 to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Reporting segments

ASC 280 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. ASC 280 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. Currently, ASC 280 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Concentrations of Credit Risk

For the year ended September 30, 2020, there were three customers that accounted for 44%, 41%and 15% of total sales respectively. The loss of any of these customers would have a material adverse effect on the Company's financial condition and results of operation. The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Earnings (Loss) Per Share of Common Stock

The Company has adopted ASC 260-10-20, “Earnings per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

There have no recent accounting pronouncements or changes in accounting pronouncements during the period ended September 30, 2020, that are of significance or potential significance to the Company.

F-10

NOTE 5 – PROPERTY AND EQUIPMENT

The following table represents the Company’s property and equipment as of September 30, 2020, and 2019:

	September 30, 2020	September 30, 2019
Property and equipment	$162,487	$29,030
Accumulated depreciation	(19,429)	(12,956)
Property and equipment, Net	$143,058	$16,074

Depreciation expense was $6,472 and $6,467 for the years ended September 30, 2020, and 2019, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

Related Party agreements and fees

For the years ended September 30, 2020, and 2019, the Company recorded expenses to related parties in the following amounts:

	Years ended September 30,
	2020	2019
Management fees, Chief Executive Officer (CEO)	$205,750	$300,000
Chief Technology Officer (CTO), includes $500,000 stock-based compensation (2020)	558,010	15,000
Chief Administration Officer (COO)	20,000	-
Public relations	60,000	90,000
Office rent and expenses	28,000	42,000
Total	$871,760	$447,000

Expenses for management fees, public relations and office rent and expenses were all accrued (non-cash). The amounts owed were recorded as expenses with the offset to stock to be issued, which is included in the stockholders’ equity section on the accompanying balance sheet. During the year ended September 30, 2020, the Company issued 50,000 shares of Series D Preferred Stock (see Note 6) to a Company controlled by our CEO in satisfaction of $1,347,894 of stock to be issued. As of September 30, 2020, included in capital stock to be issued was $432,000 due to related parties. On November 12, 2020, the Company issued 17,280,000 shares of restricted common stock for payment of the $432,000 in stock to be issued. In May 2020, the agreements with the CEO, the public relations company and the office rent expense ceased and the Company was no longer accruing such expenses.

F-11

On April 1, 2020, the Company entered into an agreement with Makena Investment Advisors, LLC (“Makena”). Makena is controlled by Mr. Chermak. Pursuant to the agreement, the Company issued Makena 12,500,000 shares of common stock and agreed to compensate Makena $10,000 per month beginning in August 2020. The shares were valued at $312,500 based on the market price of the common stock on the date of the agreement.

On August 1, 2020, the Company agreed to compensate the CTO and COO $12,000 and $10,000 per month respectively. Beginning October 1, 2020, the Company agreed to compensate the CEO $12,000 per month.

On August 15, 2020, the Company issued 20,000,000 shares of common stock to the CTO. The shares were valued at $0.025 per share (based upon the price the Company sold shares in the recently completed private placement). The Company recorded stock-based compensation of $500,000 for the year ended September 30, 2020, for the issuance.

Series D Preferred Stock

On September 30, 2020, the Company issued 50,000 shares of Series D Preferred Stock (see Note 7) to a Company controlled by the Company’s CEO, in satisfaction of $1,347,894 of capital stock to be issued. The holder(s) of the Series D Preferred Stock have voting control of the Company.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock

The Company has authorized 500,000,000 common shares, par value $0.001. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought. As of September 30, 2020, and 2019, there were 289,147,675 and 185,547,675, respectively, common shares issued and outstanding.

During the year ended September 30, 2019 the Company issued:

•	16,000,005 shares of common for stock to be issued for $244,000 of subscription payable amounts received prior to October 1, 2018.
•	3,000,000 for consulting services, the shares were valued at $0.15 per share and the Company recorded $45,000 of stock-based compensation.
•

9,000,000 shares of common stock issued for stock to be issued to the Company’s CTO for the use of technology. The shares were initially recorded as stock compensation expense of $835,000 during the fiscal year ended September 30, 2018, with the offset to capital stock to be issued.

During the year ended September 30, 2020, the Company issued:

•	9,150,000 shares of common stock issued for stock to be issued for subscription agreements issued prior to October 1, 2019.

•	4,000,000 shares of common stock in January 2020, to consultants for services performed. The shares were valued at $0.02 per share, based upon the market price of the common stock on the date the Company committed to issue the shares. The Company recognized $80,000 of stock-based compensation expense for the year ended September 30, 2020 for these shares.

•	2,500,000 shares of common stock in May 2020, to consultants for services pursuant to the terms of each consultant’s agreement. The shares were valued at $0.03 per share, based upon the market price of the common stock on the date the Company committed to issue the shares, and will be amortized over the respective terms. The Company recognized $18,750 of stock-based compensation expense for the year ended September 30, 2020 for these shares.

•	From June 5, 2020 through July 31, 2020, the Company, pursuant to a private placement memorandum, sold 44,600,000 shares of common stock issued for subscription agreements in exchange for cash of $1,198,000.

•	23,350,000 shares of common issued in August 2020, to consultants for services pursuant to the terms of each consultant’s agreement. The shares were valued at $0,025 per share, based upon the price the Company sold shares in the recently completed private placement, as stated above, and will be amortized over the term of the consultant’s agreements. For the year ended September 30, 2020, the Company recognized $102,891 of stock-based compensation expense.

•	20,000,000 shares of common stock issued to the Company’s CTO on August 15, 2020, for the use of technology. The shares were valued at $0,025 per share, based upon the price the Company sold shares in the recently completed private placement, as stated above, The Company recorded stock-based compensation of $500,000 for the year ended September 30, 2020, for this issuance.

Preferred Stock

The Company has 100,000,000 shares authorized as preferred stock, par value $0.001 (the “Preferred Stock”), which such Preferred Stock shall be issuable in such series, and with such designations, rights and preferences as the Board of Directors may determine from time to time.

Series D Preferred Stock

On September 30, 2020, the Company filed an Amended and Restated Certificate of Designation with the State of Nevada of the Company’s Series D Preferred Stock. Under the terms of the Amendment to Certificate of Designation of Series D Preferred Stock, 50,000 shares of the Company’s preferred shares are designated as Series D Preferred Stock. Each share of Series D Preferred Stock is convertible into one share of fully paid and non-assessable Common Stock. For so long as any shares of the Series D Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to two times the sum of all the number of shares of other classes of Corporation capital stock eligible to vote on all matters submitted to a vote of the stockholders of the Corporation. On September 30, 2020, the Company issued 50,000 shares of Series D preferred Stock to a Company controlled by the Company’s CEO, in satisfaction of $1,347,894 of capital stock to be issued. As of September 30, 2020, there were 50,000 shares of Series D Preferred Stock issued and outstanding.

F-12

NOTE 8  - COMMITMENTS AND CONTINGENCIES

On November 24, 2020, a plaintiff (the “Plaintiff”) filed a complaint in the State District Court for Clark County, Nevada, naming Cytta as a Defendant. The Plaintiff contends that the Company had breached an agreement. On or about January 15, 2021, the Defendant filed an Answer and Counterclaim in the litigation and also contended that in fact the Plaintiff owed money to Cytta having breached an earlier services agreement, of limited scope and duration, and other obligations owed to Cytta, and was liable for defaming Cytta in various communications he had sent to certain persons or entities prior to his demand being asserted. Management intends to contest the matter vigorously.

NOTE 9 - INCOME TAXES

A reconciliation of the provision for income taxes determined at the U.S. statutory rate to the Company’s effective income tax rate is as follows:

	Year Ended
	September 30,
	2020	2019
Pre-tax loss	$(1,266,844)	$(648,200)
U.S. federal corporate income tax rate	21%	21%
Expected U.S. income tax credit	(266,038)	(136,122)
Permanent differences	147,345	9,450
Change of valuation allowance	118,693	126,672
Effective tax expense	$—	$—

The Company had deferred tax assets as follows:

	September 30, 2020	September 30, 2019
Net operating losses carried forward	$767,588	$639,445
Less: Valuation allowance	(767,588)	(639,445)
Net deferred tax assets	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future income, management has determined that the deferred tax assets meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s deferred tax assets as of September 30, 2020.

F-13

As of September 30, 2020, the Company has approximately $3,655,000 net operating loss carryforwards available to reduce future taxable income. As of September 30, 2020, and 2019, the Company has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future periods, and does not believe that there will be any significant increases or decreases of unrecognized tax benefits within the next twelve months. No interest or penalties relating to income tax matters have been imposed on the Company during the years ended September 30, 2020, and 2019, and no provision for interest and penalties is deemed necessary as of September 30, 2020, and 2019.

NOTE 10 - SUBSEQUENT EVENTS

On October 22, 2020, the Company entered into the First Amendment to a Placement Agent Agreement with Boustead Securities, LLC (“Boustead”). Pursuant to the terms of the amendment, the Company agreed to compensate Boustead $10,000 and to issue Boustead 13,500,000 shares of common stock. The amendment also states that no additional compensation would be paid to Boustead on the first $1,150,000 of financing proceeds received by the Company on or after March 20, 2020. The agreement terminates on March 2, 2022.

On October 25, 2020, the Company entered into a sublease with its CTO, whereby the Company agreed to annual lease payment of $50,000.

On November 12, 2020, the Company issued in the aggregate 17,280,000 shares of common stock to related parties in exchange for $432,000 of stock to be issued.

On November 17, 2020, pursuant to a court order, that deemed a 2014 transaction to be null and void by the court due to misrepresentations, the Company cancelled 28,040,000 shares of common stock that were previously issued in connection with the 2014 transaction.

On February 12, 2021, the Company sold 1,000,000 shares of restricted common to an accredited investor in exchange for $25,000. The Company sold the shares at $0.025 per share.

From March 15, 2021 through June 24, 2021, the Company sold 13,650,000 shares of Series E Preferred Stock at $0.05 per share and received proceeds of $682,500.

On May 17, 2021, the Company issued in the aggregate 2,750,000 shares of restricted common stock to consultants.

On July 2, 2021, the Company’s BOD authorized the issuance of 606,952 shares of restricted common stock in the aggregate. The shares were issued to consultants.

The Company has evaluated subsequent events through June 24, 2021, the date the financial statements were issued. The Company has determined that there are no other such events that warrant disclosure or recognition in the financial statements, except as stated herein.

F-14

Cytta Corp.
Balance Sheets
(Unaudited)

	June 30,	September 30,
	2021	2020
ASSETS	(Restated)

CURRENT ASSETS

Cash and cash equivalents	$517,230	$847,646
Accounts Receivables	20,040	-
Inventory	82,089	34,199
Prepaid Expenses	1,064,076	559,443
Total Current Assets	1,683,435	1,441,288

Property and Equipment	176,009	143,058
TOTAL ASSETS	$1,859,444	$1,584,346

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	37,776	47,210
Customer deposits	-	50,480
Stock to be issued	54,750	486,750
Total current liabilities	92,526	584,440

STOCKHOLDERS' EQUITY
Preferred stock
100,000,000 shares authorized, $0.001 par value
Series C Preferred Stock (600,000 issued and outstanding, par value $0.001)	600	600
Series D Preferred Stock (10,000,000 shares authorized and 50,000 issued and outstanding, par value $0.001)	50	50
Series E Preferred Stock (13,650,000 shares authorized and issued (2021) par value $0.001)	13,650	-
Common stock:
(500,000,000 shares authorized par value $0.001; 295,629,675 (2021) and 289,147,675 (2020) shares issued and outstanding)	295,630	289,148
Additional paid-in capital	23,272,594	20,891,476
Accumulated Deficit	(21,815,606)	(20,181,368)
Total Stockholders' Equity	1,766,918	999,906

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,859,444	$1,584,346

The accompanying notes are an integral part of these statements

F-15

Cytta Corp.
Statements of Operations
(Unaudited)

	For the Nine	For the Nine
	Months Ended	Months Ended
	June 30,	June 30,
	2021	2020

Revenues	$70,520	$27,113
Cost of goods sold	25,277	7,753
Gross Profit (loss)	45,243	19,360

Operating expenses
Related party	490,952	315,760
General and administrative, other	1,188,699	246,833
Total Operating Expenses	1,679,651	562,593

Loss from operations	(1,634,408)	(543,233)

Other expenses
Interest expense (income)	(170)	1,278
Total Other Expenses (Income)	(170)	1,278

Loss before income taxes	(1,634,238)	(544,511)

Provision for income taxes	-	-

Net Loss	$(1,634,238)	$(544,511)

Loss per share, basic and fully diluted	$(0.01)	$-

Weighted average shares outstanding
Basic and diluted	293,947,676	193,959,355

The accompanying notes are an integral part of these statements

F-16

Cytta Corp.
Statement of Changes in Stockholders' Equity
(Unaudited)
The Nine Months Ended June 30, 2021
(Restated)

	Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance September 30, 2020	600,000	$600	50,000	$50	-	$-	289,147,675	$289,148	$20,891,476	$(20,181,368)	999,906

Common stock issued for services	-	-	-	-	-	-	16,250,000	16,250	1,245,500	-	1,261,750

Common stock issued for capital stock to be issued	-	-	-	-	-	-	18,280,000	18,280	438,720	-	457,000

Series E Preferred Stock issued for capital stock to be issued	-	-	-	-	7,200,000	7,200	-	-	352,800	-	360,000

Series E Preferred Stock sold for cash	-	-	-	-	6,450,000	6,450	-	-	316,050	-	322,500

Common stock cancelled	-	-	-	-			(28,048,000)	(28,048)	28,048	-	-

Net loss for the nine months ended June 30, 2021	-	-	-	-			-	-	-	(1,634,238)	(1,634,238)

Balances June 30, 2021	600,000	$600	50,000	$50	13,650,000	$13,650	295,629,675	$295,630	$23,272,594	$(21,815,606)	$1,766,918

F-17

Cytta Corp.
Statement of Changes in Stockholders' Equity
(Unaudited)
The Nine Months Ended June 30, 2020
(Restated)

	Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance September 30, 2019	600,000	$600	-	$-	-	$-	185,547,675	$-	$185,548	$17,083,482	(1,644,894)

Capital stock to be issued for cash	-	-	-	-			-	-	-	-	223,000

Capital stock to be issued for accounts payable	-	-	-	-			-	-	-	-	288,000

Common Stock issued for capital stock to be issued	-	-	-	-			5,400,000	5,400	129,600	-	-

Common stock issued for services	-	-	-	-			6,500,000	6,500	148,500	-	155,000

Common stock issued for subscriptions	-	-	-	-			3,000,000	3,000	57,000	-	-

Loss for the nine months ended June 30, 2020	-	-	-	-			-	-	-	(544,511)	(544,511)
Balance June 30, 2020	600,000	$600	-	$-	-	$-	200,447,675	$200,448	$520,648	$16,538,971	$(1,523,405)

The accompanying notes are an integral part of these statements

F-18

Cytta Corp.
Statements of Cash Flows
(Unaudited)

	For the	For the
	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,634,238)	$(544,511)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	776,115	155,000
Depreciation expense	28,962	-
Changes in Operating Assets and Liabilities:
Inventory	(47,890)	(9,782)
Accounts Receivable	(20,040)	8,000
Prepaid expenses	(18,998)	-
Accounts payable and accrued liabilities	(9,433)	299,522
Customer deposits	(50,480)	-
Net cash used in operating activities	(976,002)	(91,771)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(61,914)	(3,882)
Net cash used in investing activities	(61,914)	(3,882)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from stock subscriptions	707,500	223,000
Net cash provided by financing activities	707,500	223,000

NET CHANGE IN CASH	(330,416)	127,347
CASH AT BEGINNING OF PERIOD	847,646	17,054
CASH AT END OF PERIOD	$517,230	$144,401

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES

Common stock issued for services	$1,261,750	$-
Common stock issued for accounts payable	$-	$288,000

The accompanying notes are an integral part of these statements

F-19

Cytta Corp.

Notes to Financial Statements
June 30, 2021

(Restated)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cytta Corp., (“Cytta” or the “Company”) was incorporated on May 30, 2006 under the laws of the State of Nevada.  It is located in Las Vegas, Nevada.  The Company is in engaged in the creation, manufacture, distribution, and marketing of our proprietary streaming products.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2021, the Company had an accumulated deficit of $21,815,606 and has also generated losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

In December 2019, a novel strain of coronavirus (COVID-19) emerged. Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but it may have a material adverse impact on our business, financial condition and results of operations. Management expects that its business will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

The Company develops and distributes proprietary technology that radically shifts how video is streamed, consumed, transferred and stored.  Our proprietary SUPR Stream is the technology at the core of our products, designed specifically for streaming and storing HD, 4K, and higher resolution video. The IGAN (Incident Global Area Network) Incident Command System (ICS) seamlessly streams and stores all relevant video and audio during emergency situations. This creates real-time situational awareness for police, firefighters, first responders, EMS, and their command centers. Our products work in size, weight, and power-constrained (SWaP) operating environments, and evolved through use in the military by meeting the need to stream multiple HD, 4K, and 4K+ video feeds with ultra-low latency, bandwidth, and power consumption. The Company is taking this streaming, storage, and transfer technology to enterprises that would like to send more high-quality videos with fewer resources. All of our products are manufactured in the USA.

The Company intends to fund operations through equity financing arrangements, which may not be sufficient to fund its capital expenditures, working capital and other cash requirements for the foreseeable future. For the nine months ended June 30, 2021, the Company sold 13,650,000 shares of Series E Preferred Stock at $0.05 per share and received $682,500.

F-20

NOTE 3 – RESTATEMENT

On August 15, 2020, the Company issued 20,000,000 shares of common stock to the Company’s CTO for the use of technology. The shares were valued at $0,025 per share, based upon the price the Company sold shares in the recently completed private placement, as stated above, The Company recorded stock-based compensation of $500,000 for the year ended September 30, 2020, for this issuance, The Company initially recorded the shares as a reduction of stock to be issued, however, the Company retroactively had fully accounted for the shares to be issued, and therefore needed to record the $500,000 as expense for the year ended September 30, 2020. Management has also determined that the stock to be issued account, should be classified as a liability, n o t as equity. The effects of the restatement are as follows:

Balance Sheets	Reported	Adjustment	As Restated
As of September 30, 2020
Capital stock to be issued	$-0-	$486,750	$486,750
Total current liabilities	$97,690	$486,750	$584,440
Accumulated deficit	$(19,681,368)	$(500,000)	$(20,181,368)
Total stockholders’ equity	$1,486,656	$(500,000)	$999,906

	Originally	Restatement
	Reported	Adjustment	As Restated
As of June 30, 20 21
Capital stock to be issued	$-0-	$54,750	$54,750
Total current liabilities	$37,776	$54,750	$92,526
Total stockholders’ equity	$1,821,668	$(54,750)	$1,716,918

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2021, and the results of operations and cash flows for the periods presented. The results of operations for the three and nine months ended June 30, 2021, are not necessarily indicative of the operating results for the full fiscal year or any future period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. These investments are carried at cost, which approximates fair value. Cash and cash equivalent balances may, at certain times, exceed federally insured limits. The Company has no cash equivalents at June 30, 2021, and September 30, 2020.

Inventory

Inventories are valued at the lower of cost or net realizable value, with cost determined on the first-in, first-out basis. Inventory costs include finished goods and component parts. In evaluating the net realizable value of inventory, management also considers, if applicable, other factors, including known trends, market conditions, currency exchange rates and other such issues. Inventory as of June 30, 2021, and September 30, 2020, was $82,089 and $34,199, respectively.

Property and equipment

Property and equipment are stated at cost, and depreciation is provided by use of a straight-line method over the estimated useful lives of the assets.

The Company reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The estimated useful lives of property and equipment is as follows:

Vehicles and equipment	5 years
Software	3 years

F-21

Fair value of financial instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

●	Level 1 - Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.
●

Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 - Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, other current assets, accounts payable and accrued expenses, certain notes payable and notes payable - related party, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products by: (1) identify the contract (if any) with a customer; (2) identify the performance obligations in the contract (if any); (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract (if any); and (5) recognize revenue when each performance obligation is satisfied. Under ASC 606, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. Other than The Company has no outstanding contracts with any of its’ customers. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer, all of which occurs upon shipment or delivery of the product and is based on the applicable shipping terms.

Stock-based compensation

The Company accounts for its stock based compensation under the recognition and measurement principles of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”)(ASC 718) using the modified prospective method for transactions in which the Company obtains employee services in share-based payment transactions and the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services” (“EITF No. 96-18”) for share-based payment transactions with parties other than employees provided in SFAS No. 123(R) (ASC 718).  All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

F-22

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”) (ASC 740).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash flows reporting

The Company follows the provisions of ASC 230 for cash flows reporting and accordingly classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230 to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Reporting segments

ASC 280 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. ASC 280 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances.  Currently, ASC 280 has no effect on the Company’s financial statements as substantially all of the Company’s operations are conducted in one industry segment.

Concentrations of Credit Risk

For the nine months ended June 30, 2021, there were three customers that accounted for 36%, 36% and 28% of total sales respectively. The loss of any of these customers would have a material adverse effect on the Company's financial condition and results of operation. The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future.  The Company places its cash and cash equivalents with financial institutions of high credit worthiness.  At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.  The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

F-23

Earnings (Loss) Per Share of Common Stock

The Company has adopted ASC 260-10-20, “Earnings per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Other than the above there have no recent accounting pronouncements or changes in accounting pronouncements during the period ended June 30, 2021, that are of significance or potential significance to the Company.

NOTE 5 – PROPERTY AND EQUIPMENT

The following table represents the Company’s property and equipment as of June 30, 2021, and September 30, 2020:

	June 30, 2021	September 30, 2020
Property and equipment	$224,400	$162,487
Accumulated depreciation	(48,391)	(19,429)
Property and equipment, Net	$176,009	$143,058

Depreciation expense was $28,962 for the nine months ended June 30, 2021.

NOTE 6 – RELATED PARTY TRANSACTIONS

Related Party agreements and fees

For the nine months ended June 30, 2021, and 2020, the Company recorded expenses to related parties in the following amounts:

Description	2021	2020
CEO-Management fees	$111,000	$209,760
Chief Technology Officer (CTO)	133,584	18,000
Chief Administration Officer (CAO)	90,000	-
Stock-based compensation expense, officers	117,118	-
Public relations	-	60,000
Office rent and expenses	39,250	28,000
Total	$490,952	$315,760

F-24

Effective June 1, 2021, the Company increased the monthly fee paid to its’ CEO and CTO, from $12,000 to $15,000 respectively. For the three and nine months ended June 30, 2021, the Company paid $30,000 and $90,000 to its CAO, respectively. For the three and nine months ended June 30, 2020, expenses for management fees, public relations and office rent and expenses were all accrued (non-cash). The amounts owed were recorded as expenses with the offset to capital stock to be issued, which is included in the equity section on the balance sheet. In May 2020, the agreements with the CEO, the public relations company and the office rent expense ceased and the Company was no longer accruing such expenses. During the year ended September 30, 2020, the Company issued 50,000 shares of Series D Preferred Stock to a Company controlled by our CEO in satisfaction of $1,347,894 of capital stock to be issued.  As of September 30, 2020, included in capital stock to be issued was $432,000 due to related parties. On November 12, 2020, the Company issued 17,280,000 shares of restricted common stock for payment of the $432,000 in capital stock to be issued.

On October 25, 2020, the Company entered into a sublease with its CTO, whereby the Company agreed to annual lease payment of $50,000. For the three and nine months ended June 30, 2021, the Company expensed $12,501 and $20,835 to rent expense pursuant to this sublease, and on June 1, 2021, agreed to pay an additional $3,500 per month to the CTO for additional space.

NOTE 7 - CAPITAL STOCK

Common Stock

The Company has authorized 500,000,000 common shares, par value $0.001. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.  As of June 30, 2021 and September 30, 2020, there were 295,629,675 and 289,147,675, respectively, common shares issued and outstanding.

During the nine months ended June 30, 2021, the following shares of common stock were issued:

●	18,280,000 shares of common stock issued for common stock to be issued.

●	1,000,000 shares of common stock were issued pursuant to a subscription agreement in exchange for $25,000. The shares were sold at $0.025 per share.

●

13,500,000 shares of common issued to a consultant for services. The shares were valued at $945,000, based on the market price of the common stock on the date of the agreement, and will be amortized over the term of the agreement. For the nine months ended June 30, 2021, the Company recognized $472,500 of stock-based compensation expense related to these shares.

●

2,000,000 shares of common stock to a consultant for services. The shares were valued at $0.149 per share, based on the market price of the common stock on the date of the agreement, The Company recognized $298,000 of stock-based compensation expense related to these shares.

●

750,000 shares of common stock in the aggregate to two consultants for services, pursuant to existing agreements. The shares were valued at $0,025 per share, based upon the price the Company sold shares in the recently completed private placement, as stated above, For the nine months ended June 30, 2021, the Company recognized $18,750 of stock-based compensation expense.

The Company also cancelled 28,040,000 shares of common stock pursuant to a court order, that deemed a 2014 transaction to be null and void by the court due to misrepresentations.

Preferred Stock

The Company has 100,000,000 shares authorized as preferred stock, par value $0.001 (the “Preferred Stock”), which such Preferred Stock shall be issuable in such series, and with such designations, rights and preferences as the Board of Directors may determine from time to time.

Series D Preferred Stock

On September 30, 2020, the Company filed an Amended and Restated Certificate of Designation with the State of Nevada of the Company’s Series D Preferred Stock. Under the terms of the Amendment to Certificate of Designation of Series D Preferred Stock, 50,000 shares of the Company’s preferred shares are designated as Series D Preferred Stock. Each share of Series D Preferred Stock is convertible into one share of fully paid and non-assessable Common Stock. For so long as any shares of the Series D Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to two times the sum of all the number of shares of other classes of Corporation capital stock eligible to vote on all matters submitted to a vote of the stockholders of the Corporation. On September 30, 2020, the Company issued 50,000 shares of Series D Preferred Stock to a Company controlled by the Company’s CEO, in satisfaction of $1,347,894 of capital stock to be issued.  As of June 30, 2021, and September 30, 2020, there were 50,000 shares of Series D Preferred Stock issued and outstanding.

F-25

Series E Preferred Stock

On June 2, 2021, the Company filed a Certificate of Designation with the State of Nevada. Under the terms of the Certificate of Designation 13,650,000 (as amended on June 10, 2021) were designated as Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into one share of fully paid and non-assessable Common Stock. For so long as any shares of the Series E Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote one share on all matters submitted to a vote of the stockholders of the Corporation. During the nine months ended June 30, 2021, the Company sold 13,650,000 shares of Series E Preferred Stock at $0.05 per share and received $682,500. As of June 30, 2021, there were 13,650,000 shares of Series E Preferred Stock issued and outstanding.

Capital stock to be issued

As of September 30, 2020, the Company had $486,750 of capital stock to be issued. During the nine months ended June 30, 2021, 18,280,000 shares of common stock was issued, which reduced the capital stock to be issued by $432,000. As of June 30, 2021, the Company has $54,750 of capital stock to be issued, which is included in current liabilities of the unaudited condensed balance sheet presented herein.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On October 22, 2020, the Company entered into the First Amendment to a Placement Agent Agreement with Boustead Securities, LLC (“Boustead”). Pursuant to the terms of the amendment, the Company agreed to compensate Boustead $10,000 and to issue Boustead 13,500,000 shares of common stock. The amendment also states that no additional compensation would be paid to Boustead on the first $1,150,000 of financing proceeds received by the Company on or after March 20, 2020. The agreement terminates on March 2, 2022.

On November 24, 2020, a plaintiff (the “Plaintiff”) filed a complaint in the State District Court for Clark County, Nevada, naming Cytta as a Defendant. The Plaintiff contends that the Company had breached an agreement. On or about January 15, 2021, the Defendant filed an Answer and Counterclaim in the litigation and also contended that in fact the Plaintiff owed money to Cytta having breached an earlier services agreement, of limited scope and duration, and other obligations owed to Cytta, and was liable for defaming Cytta in various communications he had sent to certain persons or entities prior to his demand being asserted. Management intends to contest the matter vigorously.

F-26

NOTE 9 - INCOME TAXES

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future income, management has determined that the deferred tax assets meet the more-likely-than-not threshold for realizability. Accordingly, no valuation allowance has been recorded against the Company’s deferred tax assets as of June 30, 2021.

NOTE 10 - SUBSEQUENT EVENTS

On July 2, 2021, the Company’s BOD authorized the issuance of 606,952 shares of restricted common stock in the aggregate. The shares were issued to consultants.

The Company has evaluated subsequent events through the date the financial statements were issued. The Company has determined that there are no other such events that warrant disclosure or recognition in the financial statements, except as stated herein.

F-27

Cytta Corp.

44,600,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

43

PART II

 INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$730
Transfer Agent Fees	5,000
Accounting fees and expenses	15,000
Legal fees and expenses	15,000
Total	$35,730

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On January 2, 2019, the Company issued 7,066,667 shares of restricted common stock to a third-party investor, in exchange for $106,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 2,666,667 shares of restricted common stock to a third-party investor, in exchange for $40,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 1,666,667 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $15,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $15,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 666,667 shares of restricted common stock to a third-party investor, in exchange for $10,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 333,334 shares of restricted common stock to a third-party investor, in exchange for $5,000. The shares were issued at $0.015 per share.

44

On January 2, 2019, the Company issued 300,000 shares of restricted common stock to a third-party investor, in exchange for $6,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 266,667 shares of restricted common stock to a third-party investor, in exchange for $4,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 266,667 shares of restricted common stock to a third-party investor, in exchange for $4,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 250,000 shares of restricted common stock to a third-party investor, in exchange for $5,000. The shares were issued at $0.02 per share.

On January 2, 2019, the Company issued 250,000 shares of restricted common stock to a third-party investor, in exchange for $5,000. The shares were issued at $0.02 per share.

On January 2, 2019, the Company issued 133,334 shares of restricted common stock to a third-party investor, in exchange for $2,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 133,334 shares of restricted common stock to a third-party investor, in exchange for $2,000. The shares were issued at $0.015 per share.

On January 2, 2019, the Company issued 9,000,000 shares of restricted common stock to the Company’s Chief Technology Officer in exchange for the acquisition of technology. During the fiscal year ended September 30, 2018, the Company had recorded an expense of $835,000 for capital stock to be issued. The 9,000,000 shares issued were applied to the capital stock to be issued.

On January 2, 2019, the Company issued 3,000,000 shares of restricted common stock to a third-party in exchange for services provided. The shares were valued at $0.015 per share.

On January 2, 2020, the Company issued 5,400,000 shares of restricted common stock to an existing Company investor, in exchange for $135,000. The shares were issued at $0.052 per share.

On January 2, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.02 per share.

On January 2, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.02 per share.

On January 2, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.02 per share.

On January 2, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.02 per share.

On January 2, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.03 per share.

On May 6, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.03 per share.

On May 6, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were valued at $0.03 per share.

45

On May 6, 2020, the Company issued 1,250,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.02 per share.

On May 6, 2020, the Company issued 1,250,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.02 per share.

On May 6, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for $10,000. The shares were issued at $0.02 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to an existing Company investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to an existing Company investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 600,000 shares of restricted common stock to a third-party investor, in exchange for $15,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 10,000,000 shares of restricted common stock to a third-party investor, in exchange for $250,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 2,000,000 shares of restricted common stock to a third-party investor, in exchange for $50,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 2,000,000 shares of restricted common stock to a third-party investor, in exchange for $50,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 2,000,000 shares of restricted common stock to a third-party investor, in exchange for $50,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 2,000,000 shares of restricted common stock to a third-party investor, in exchange for $50,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to an existing Company investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,500,000 shares of restricted common stock to an existing Company investor, in exchange for $37,500. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,500,000 shares of restricted common stock to a third-party investor, in exchange for $37,500. The shares were issued at $0.025 per share.

46

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 2,000,000 shares of restricted common stock to a third-party investor, in exchange for $50,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for $12,500. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,500,000 shares of restricted common stock to a third-party investor, in exchange for $37,500. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 600,000 shares of restricted common stock to an existing Company investor, in exchange for $15,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to an existing Company investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 400,000 shares of restricted common stock to a third-party investor, in exchange for $10,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for $12,500. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 600,000 shares of restricted common stock to a third-party investor, in exchange for $15,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 400,000 shares of restricted common stock to a third-party investor, in exchange for $10,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for $25,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 3,000,000 shares of restricted common stock to a third-party investor, in exchange for $75,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to an existing Company investor, in exchange for $12,500. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party, in exchange for services provided. The shares were issued at $0.025 per share.

47

On August 15, 2020, the Company issued 3,750,000 shares of restricted common stock to an existing Company investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 12,500,000 shares of restricted common stock to a related party, in exchange for services provided. The shares were valued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to an existing Company investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to a third-party investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 1,000,000 shares of restricted common stock to an existing Company investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 600,000 shares of restricted common stock to an existing Company investor, in exchange for services provided. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 20,000,000 shares of restricted common stock to a related party, in exchange for the acquisition of certain technology. The shares were valued at $0.025 per share.

On August 15, 2020, the Company issued 250,000 shares of restricted common stock to a third-party investor, in exchange for $5,000. The shares were issued at $0.025 per share.

On August 15, 2020, the Company issued 500,000 shares of restricted common stock to a third-party investor, in exchange for $10,000. The shares were issued at $0.025 per share.

On September 30, 2020, the Company issued 50,000 shares of Series D Preferred Stock to the Company’s CEO.

On November 2, 2020, the Company issued 13,500,000 shares of restricted common stock to a third- party in exchange for services provided. The shares were valued at $0.07 per share.

On November 12, 2020, the Company issued 1,680,000 shares of restricted common stock to a related party in exchange for $42,000 of capital stock to be issued. The shares were valued at $0.025 per share.

On November 12, 2020, the Company issued 7,200,000 shares of restricted common stock to a related party in exchange for $180,000 of capital stock to be issued. The shares were valued at $0.025 per share.

48

On November 12, 2020, the Company issued 8,400,000 shares of restricted common stock to a related party in exchange for $210,000 capital stock to be issued. The shares were valued at $0.025 per share.

On January 13, 2021, the Company issued 1,000,000 shares of restricted common stock to a third-party investor in exchange for $25,000. The shares were issued at $0.025 per share.

On March 15, 2021, the Company issued 450,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $22,500. The shares were issued at $0.05 per share.

On March 15, 2021, the Company issued 1,250,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $62,500. The shares were issued at $0.05 per share.

On March 15, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On March 17, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On March 17, 2021, the Company issued 1,000,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $50,000. The shares were issued at $0.05 per share.

On March 17, 2021, the Company issued 200,000 shares of Series E Preferred Stock to a third- party investor in exchange for $10,000. The shares were issued at $0.05 per share.

On March 19, 2021, the Company issued 500,000 shares of Series E Preferred Stock to a third- party investor in exchange for $25,000. The shares were issued at $0.05 per share.

On March 24, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On March 24, 2021, the Company issued 1,000,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $50,000. The shares were issued at $0.05 per share.

On March 24, 2021, the Company issued 200,000 shares of Series E Preferred Stock to a third- party investor in exchange for $10,000. The shares were issued at $0.05 per share.

On March 24, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On March 26, 2021, the Company issued 500,000 shares of Series E Preferred Stock to a third- party investor in exchange for $25,000. The shares were issued at $0.05 per share.

On March 29, 2021, the Company issued 100,000 shares of Series E Preferred Stock to a third- party investor in exchange for $5,000. The shares were issued at $0.05 per share.

On April 5, 2021, the Company issued 100,000 shares of Series E Preferred Stock to a third- party investor in exchange for $5,000. The shares were issued at $0.05 per share.

On April 12, 2021, the Company issued 500,000 shares of Series E Preferred Stock to a third- party investor in exchange for $25,000. The shares were issued at $0.05 per share.

On April 12, 2021, the Company issued 100,000 shares of Series E Preferred Stock to a third- party investor in exchange for $5,000. The shares were issued at $0.05 per share.

On May 17, 2021, the Company issued 250,000 shares of restricted common stock to a third-party investor, in exchange for consulting services provided to the Company. The shares were valued at $0.025 per share.

On May 17, 2021, the Company issued 250,000 shares of restricted common stock to a third-party investor, in exchange for consulting services provided to the Company. The shares were valued at $0.025 per share.

On May 17, 2021, the Company issued 250,000 shares of restricted common stock to a third-party investor, in exchange for consulting services provided to the Company. The shares were valued at $0.025 per share.

On May 17, 2021, the Company issued 2,000,000 shares of restricted common stock to a third-party investor, in exchange for consulting services provided to the Company. The shares were valued at $0.149 per share.

49

On April 19, 2021, the Company issued 200,000 shares of Series E Preferred Stock to a third- party investor in exchange for $10,000. The shares were issued at $0.05 per share.

On April 27, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On April 30, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On May 6, 2021, the Company issued 500,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $25,000. The shares were issued at $0.05 per share.

On May 10, 2021, the Company issued 400,000 shares of Series E Preferred Stock to a third- party investor in exchange for $20,000. The shares were issued at $0.05 per share.

On May 10, 2021, the Company issued 500,000 shares of Series E Preferred Stock to a third- party investor in exchange for $25,000. The shares were issued at $0.05 per share.

On May 12, 2021, the Company issued 1,000,000 shares of Series E Preferred Stock to a third -party investor in exchange for $50,000. The shares were issued at $0.05 per share.

On May 17, 2021, the Company issued 500,000 shares of Series E Preferred Stock to a third- party investor in exchange for $25,000. The shares were issued at $0.05 per share.

On May 17, 2021, the Company issued 100,000 shares of Series E Preferred Stock to a third- party investor in exchange for $5,000. The shares were issued at $0.05 per share.

On May 19, 2021, the Company issued 200,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $10,000. The shares were issued at $0.05 per share.

On May 20, 2021, the Company issued 150,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $7,500. The shares were issued at $0.05 per share.

On May 21, 2021, the Company issued 1,000,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $50,000. The shares were issued at $0.05 per share.

On May 21, 2021, the Company issued 200,000 shares of Series E Preferred Stock to an existing Company investor in exchange for $10,000. The shares were issued at $0.05 per share.

These shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as there was no general solicitation, and the transactions did not involve a public offering.

ITEM 16. EXHIBITS.

Exhibit No.	Description
3.1	Articles of Incorporation of Cytta Corp.*
3.2	Bylaws of the Company *
3.3	Amendment to Articles of Incorporation Amending Authorized Common and Preferred Stock *
3.4	Amended and Restated Certificate of Designation of Series D Preferred Stock *
3.5	Amended and Restated Certificate of Designation of Series E Preferred Stock *
5.1	Opinion of Brunson Chandler & Jones, PLLC *
10.1	Agreement by and between Cytta Corp and Makena Investment Advisors, LLC dated April 1, 2020 *
10.2	Sublease Agreement by and between Cytta Corp and Michael Collins dated October 25, 2020 *
10.3	Agreement by and between Cytta Corp and Peter Rettman dated August 27, 2020 *
10.4	Share Issuance agreement by and between Cytta Corp and United Financial Inc., dated September 30, 2020 *
10.5	Technology Access Agreement by and between Cytta Corp and Michael Collins dated July 19, 2018 *
14.1	Code of Ethics *
23.1	Consent from Independent Auditor #
23.2	Consent from Brunson Chandler & Jones, PLLC (Included in Exhibit 5.1) *

________

* Filed with original registration statement filed by the Company on June 28, 2021.

# Filed herewith.

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ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Articles of Incorporation, By-Laws, the Nevada Revised Statutes of the State of Nevada or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 1st of October, 2021.

Cytta Corp.

By:	/s/ Gary Campbell
Gary Campbell
Chief Executive Officer & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

October 1, 2021	By:	/s/ Gary Campbell
Gary Campbell
Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director

By:	/s/ Erik Stephansen
Erik Stephansen
Director

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